UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 to

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LIVENTO Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	7372	46-3999052
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

17 State Street, Suite 4000, New York, NY 10004

Registrant’s telephone number, including area code: (980)432-8241

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

AMENDED PROSPECTUS	SUBJECT TO COMPLETION, DATED APRIL 8, 2024

LIVENTO GROUP, INC.

55,555,556 Shares of Common stock

27,777,778 Shares of Common stock Issuable Upon Exercise of Warrants

The selling stockholders named in this prospectus may offer and sell, from time to time, in one or more offerings, up to an aggregate of 83,333,333 shares of our Common stock, par value $0.001 per share consisting of (i) 55,555,556 shares issuable under the Equity Line Purchase Agreement (defined below and described in the section entitled “Recent Developments – Equity Line of Credit Financing”) using an adjusted price of $0.009 for the per share purchase price, (ii) 27,777,778 shares issuable upon exercise of warrants issued to Alumni Capital LP at an exercise price of $0.02 per share, We may receive proceeds from the exercise of warrants, however, there is no guarantee that warrants will be exercised. The shares of our Common stock may be sold publicly or through private transactions by the selling stockholders at prevailing market prices or at negotiated prices at the times of sale. The shares of Common stock may be offered by the selling stockholders to or through underwriters, dealers or other agents, directly to investors or through any other manner permitted by law, on a continued or delayed basis. We provide more information about how the selling stockholders may sell or otherwise dispose of the shares of Common stock in the section entitled “Plan of Distribution” beginning on page 24 of this prospectus.

We are not selling any shares of Common stock in this offering, and we will not receive any proceeds from the sale of shares by the selling stockholders. The registration of the securities covered by this prospectus does not necessarily mean that any of these securities will be offered or sold by the selling stockholders. The timing and amount of any sale is within the respective selling stockholders’ sole discretion, subject to certain restrictions. To the extent that any selling stockholder resells any securities, the selling stockholder may be required to provide you with this prospectus identifying and containing specific information about the selling stockholder and the terms of the securities being offered.

Shares of our Common stock are listed on the OTCMarkets PINK tier with a “Pink Current Information” status with the symbol “NUGN”. On March 15, 2024, the last sale price per share of our Common stock as reported on OTCMarkets .com was $0.01.

Investing in our Common stock involves risks that are described in the “Risk Factors” section in any other annual, periodic or current report incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 24, 2024

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”), using a “shelf” registration process. Under this shelf registration process, the selling stockholders may, from time to time, offer and sell shares of Common stock offered under this prospectus. We will not receive any proceeds from the sale by the selling stockholders of the Common stock offered by them described in this prospectus.

We and the selling stockholders have not authorized anyone to provide any information or make any representations other than those contained in this prospectus. We and the selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. The information in this prospectus is current only as of its date. Our business, financial condition, results of operations and prospects may have changed since its date.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described in the section entitled “Where You Can Find More Information.”

The selling stockholders are offering to sell, and seeking offers to buy, shares of our Common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus regardless of the time of delivery of this prospectus or of any sale of Common stock. Neither the delivery of this prospectus, nor any sale made hereunder, will under any circumstances create any implication that there has been no change in our affairs since the date hereof or that the information contained herein is correct as of any time subsequent to the date of such information.

For investors outside the United States: Neither we nor the selling stockholders, have done anything that would permit this offering or possession or distribution of this prospectus in connection with this offering in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our Common stock and the distribution of this prospectus outside the United States and in their jurisdiction.

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “LIVENTO” or the “Company,” “we,” “our,” “ours,” “us” or similar terms refer to LIVENTO GROUP, Inc., together with its consolidated subsidiaries.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains statements that constitute forward-looking statements. Many of the forward-looking statements contained in this prospectus can be identified by the use of forward-looking words such as “anticipate,” “believe,” “could,” “expect,” “should,” “plan,” “intend,” “may,” “predict,” “continue,” “estimate,” and “potential,” or the negative of these terms or other similar expressions.

Forward-looking statements appear in a number of places in this prospectus and include, but are not limited to, statements regarding our intent, beliefs or current expectations. These forward-looking statements include information about possible or assumed future results of our business, financial condition, results of operations, liquidity, plans and objectives. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various factors, including, but not limited to, those identified described in the section “Risk Factors” in any other annual, periodic or current report incorporated by reference into this prospectus. The statements we make regarding the following matters are forward-looking by their nature:

●	our growth prospects and strategies;
●	launching new movies and distribution of existing movies that are commercially successful;
●	our expectations regarding significant drivers of our future growth;
●	our ability to retain and increase movie library and develop new movie titles;
●	competition from companies including other movie production companies and studios and both large and small, public and private media companies;
●	our ability to attract and retain a qualified management team and other team members while controlling our labor costs;
●	our ability to successfully enter new markets and manage our international expansion;
●	protecting and developing our brand and intellectual property portfolio;
●	costs associated with defending intellectual property infringement and other claims;
●	our future business development, results of operations and financial condition;
●	the effects of the COVID-19 pandemic and the ongoing international conflicts, on our business and the global economy generally, including inflation and interest rates;
●	our plans to pursue and successfully integrate strategic acquisitions;
●	other risks and uncertainties described in this prospectus, including those described in the section entitled “Risk Factors” in any other annual, periodic or current report incorporated by reference into this prospectus; and
●	assumptions underlying any of the foregoing.

Further information on risks, uncertainties and other factors that could affect our financial results are included in our filings with the Securities and Exchange Commission (the “SEC”) from time to time, including in the section entitled “Risk Factors” in any other annual, periodic or current report incorporated by reference into this prospectus. You should not rely on these forward-looking statements, as actual outcomes and results may differ materially from those expressed or implied in the forward-looking statements as a result of such risks and uncertainties. All forward-looking statements in this prospectus are based on management’s beliefs and assumptions and on information currently available to us, and we do not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

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PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. This summary is not complete and does not contain all the information that may be important to you. We urge you to read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes thereto included in our Annual Report on Form 10-K, Quarterly Report on Form 10-Q filed on May 15, 2023, and Quarterly Report on Form 10-Q filed on November 14, 2023, which are published on SEC.GOV, before making an investment decision. Some of the statements made in this prospectus discuss future events and developments, including our future strategy and our ability to generate revenue, income and cash flow. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those contemplated in these forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements”.

Company Overview

Our Company has two distinct operations, namely; BOXO a film development operation, Robotics primarily consisting of ELISE a propriety Artificial Intelligence Software product (“ELISEE”, “ELISEE AI SOFTWARE”. or “AI Software”).

Present Operations - BOXO

The Company formed BOXO Productions, Inc., a Delaware corporation (“BOXO”), on June 17, 2022 as a wholly owned subsidiary. BOXO previously operated as a division of Livento that operated since 2020, where we meet with top film and movie producers. BOXO’s business model is strongly oriented toward the growing demand for content to fill cinemas after COVID19 and the expansion of online content distributors. BOXO Productions will hold all assets related to Company’s business in movies in the future and currently doesn’t employ any personnel. In most of its projects, BOXO is not primarily dependent on the movie’s success, as a distributor pays it before the film is finalized and receives a share of the revenue from cinemas’ box office and home sales. BOXO plans to produce up to 6 movies and 12 television productions during 2024 and increase this number based on the success of this prospectus in raising capital investment. BOXO also intends to participate in other films based on management’s assessment of their potential success in cinemas already in the post-production phase. BOXO will focus on negotiating distribution agreements that provide for its sharing in the box office sales of these movies. Scripts are chosen by BOXO’s production team, which regularly receives offers from authors commonly involved in the film industry. BOXO may acquire movie or television rights in various stages of development. Less frequently, BOXO receives offers for participating in a project’s post-production phase. BOXO finances movies via internal resources, loans, and investors depending on the project’s state of development and the Company’s cash position.

During 2022 BOXO started production of three movies, Carnival of Killers, Wash Me in the River and Running Wild. These projects received an initial investment from Livento of USD 400,000 each. Two of these projects, Carnival of Killers and Running Wild are expected to enter the development stage of production competed in the summer of 2023 and filming and postproduction should end during 4Q 2024. The movie Wash Me in the River was released in Q4 of 2022.

We are in early stages of producing other movies that will be announced during the end of 2023 and early 2024 once all the relevant agreements are finalized.

The team has been involved either as producers, executive producers, or agents over the years on the following movies, which have been aired both in theaters and streaming services such as Netflix, Prime Video, Paramount, and Disney Plus:

●	The Misfits; a 2021 Action/Thriller featuring Pierce Brosnan
●	Packaging of Ironman movie
●	Black Swan; a 2010 Drama/Thriller featuring Natalie Portman, Mila Kunis, Winona Ryder, and Vincent Cassel
●	Extremely Wicked, Shockingly Evil and Vile; a 2019 Crime/Drama featuring John Malkovich and Zac Efron
●	Marley & Me; a 2008 Comedy/Drama featuring Jennifer Aniston and Owen Wilson
●	The Last Full Measure; a 2019 War/Drama featuring Samuel L. Jackson and Ed Harris
●	Worth; a 2020 Drama featuring Michael Keaton and Stanley Tucci Jr.
●	American Traitor: The Trial of Axis Sally; a 2021 Drama that features Al Pacino
●	Best Sellers; a 2021 Drama/Comedy featuring Michael Caine and Cary Elwes

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Currently, the Company’s primary focus is the activities of BOXO Productions. As previously mentioned, new movies and television productions are started monthly, with the target being six movies this year. The Company will use the proceeds of the condominium sales to fund the activity and operations of BOXO.

The BOXO team is comprised of three consultants that have been in the production business for last 20 – 30 years and has experience with large productions as the above-mentioned examples. They have together worked on approximately 300 movie projects over the years. While the terms of our financings vary from movie to movie, we generally form a limited liability company and serve as its managing member. Our cash investment, in addition to performing the tasks typical of a producer, is generally from $300,000 to $700,000. The rest of the costs of the movie are provided by investors. We typically retain a 20 % interest in cash flow, although each movie will be done on differing terms reflecting market conditions and investors’ assessments of the risk involved.

Trends in the Our Markets - BOXO

Management believes that the entertainment industry is experiencing structural changes. COVID19 changed the movie distribution business and offered new business models and potential growth to participants who provide apps and streaming content directly to consumers through the Internet. Based on management’s analysis of recent market statistics and trends, we believe these models have become dominant trends in this market segment.

Management also believes that these trends will continue and that there is a large market for BOXO’s films and television productions. The movie production market has expanded significantly in the last two years and is likely to continue growing significantly in the coming years. Management has observed that online streaming platforms continually require new content, and an increased number of connected devices will likely result in more customers using these services. In the next few years, many developed and emerging nations will add new customers to the network.

Present Operations - ROBOTICS : AI Software - ELISEE

The Company has internally developed software called “ELISEE” that can capture large amounts of data and create predictive behavior based on client inputs that assist the client in establishing its investment portfolio. Successfully building an equity portfolio is not simple since one must consider the future of particular industries and the companies within them. Retail investors and Family Offices lack complex historical data, and this is where ELISEE excels. This data has been acquired from Dow Jones and other public sources and dissected and analyzed. We believe in diversification but place more emphasis on those industries and companies with a more promising outlook based on guidance from ELISEE. Management believes each potential customer’s financial situation and investment needs are unique. We see the constant shift of the world’s financial markets, real estate prices, CPI data, and effective portfolio management as the key to success.

ELISE, our software product, uses algorithms that read market data and neurological network abilities to determine the best path forward and make ongoing corrections over time. The main idea is based on reducing risk by investing in several assets. Investors should approach assets individually and carefully assemble them into their portfolios. When creating an optimal portfolio, ELISEE constantly measures two factors. The first factor is a parameter expressing potential profitability, and the second parameter represents risk. It is necessary to consider the riskiness of the individual assets in the portfolio, their mutual covariance, or their mutual correlation to calculate the risk of the entire portfolio. Covariance expresses the extent to which two investment instruments move in the same direction at a specific time.

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Our competitors are other A.I. database and algorithm programming companies delivering services to clients like banks and asset managers. ELISEE is diversification tool.

The investor could create his portfolio from all the points in the picture. But only points E, N, and J form an admissible set suitable for the investor. This set is also bounded by the efficient frontier, characterized by the rational investor choosing only those portfolios that offer the maximum expected return for the specified amount of risk. And at the same time, he chooses a portfolio that provides him the minimum risk for the given amount of expected return. If the investor chooses point E, he can no longer create a better mix of stocks in his portfolio. If an investor establishes a portfolio from any combination lying on the efficient frontier, it will be the best possible portfolio combination in the given situation.

We identified this as a unique opportunity to support several companies with different needs and to aid them in their asset selection process. We developed our system that can read large amounts of data and run portfolio analyses on these assets, providing improved portfolio management and performance.

The system’s development commenced in early 2018, and the first version took one year of development and testing with various basic data sets. Currently, Livento has a team of three analysts who focus on the maintenance and further development of the system. We are continually developing and improving our software, making it more robust, stable, and capable of supporting an increased number of asset classes.

Key summary of points for ELISE:

●	ELISEE was developed and tested over four years.
●	ELISEE has had a successful track record for three years.
●	ELISEE can process 1 TB (terabyte) of data per hour.
●	ELISEE uses neurological network algorithms to determine and analyze large data portions.

Marketing Strategy

Our marketing strategy comprises the following components; social media (Twitter, LinkedIn, FB, etc.), PR and video communications, and a personal approach. The strategy differs based on the product offered. They may be described as follows:

Social media:

We can rapidly, quickly, and reliantly inform all stakeholders about necessary and relevant news. We use promotional posts to gain company followers.

PR and video communications:

A professional IR agency was hired to write our PR communications, arrange interviews with Management, write articles, and introduce them via different channels to the media. Video interviews and conference attendance are also planned for more prominent investors’ involvement.

Personal approach:

Our software uses a direct and personal approach via different marketing channels, including social networks, industry liaisons, and articles in specialized magazines.

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Recent Developments

Convertible Note Financing

The Company has entered into an Agreement with Alumni Capital, Inc. to provide financing and an optional warrant purchase.

Equity Line of Credit Financing

On January 24, 2024, the Company entered into a securities purchase agreement (the “Equity Line Purchase Agreement”) with an accredited investor (the “Equity Line Investor”), pursuant to which the Company sold, and the Equity Line Investor purchased, up to $500,000 of shares of Common stock in connection with a warrant to purchase up to 27,777,778 shares of Common stock (the “Equity Line Warrant”) from the Company.

Pursuant to the Purchase Agreement, the Company agreed to file a resale registration statement covering the resale of the Securities with the SEC and to use best efforts to cause such resale registration statement to be declared effective by the SEC within certain time frames.

The Purchase Agreement provides customary representations, warranties and covenants of the Company and the Investor.

Equity Line Warrant

The Equity Line Warrant is exercisable for shares of Common stock at a price of $0.02  (the “Equity Line Warrant Exercise Price”) and expires five years from the date of issuance. The Equity Line Warrant Exercise Price is subject to customary adjustments for stock dividends, stock splits, recapitalizations and the like.

The Equity Line of Credit Financing contemplated under the Equity Line Purchase Agreement closed on August 24, 2023.

Entry into the Convertible Note Financing and Equity Line of Credit Financing described herein was approved by the Company’s board of directors on January 22, 2024.

All capitalized terms not defined in this Recent Developments section shall have their respective meanings as set forth in the Purchase Agreement, Note, Warrant, Registration Rights Agreement, Equity Line Purchase Agreement and Equity Line Warrant. The foregoing descriptions of the Purchase Agreement, Note, Warrant, Registration Rights Agreement, Equity Line Purchase Agreement and Equity Line Warrant do not purport to be complete and each is qualified in its entirety by reference to the full text of the Purchase Agreement, Note, Warrant, Registration Rights Agreement, Equity Line Purchase Agreement and Equity Line Warrant, the forms of which are filed as Exhibits to this S1 registration.

The Notes, the Warrants and the shares of Common stock issuable upon conversion of the Notes or exercise of the Warrants were, and will be, offered pursuant to an exemption from the registration requirements under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506 of Regulation D promulgated thereunder, or in the event of an issuance of shares of Common Stock underlying the Warrants on a cashless basis, pursuant to the exemption provided in Section 3(a)(9) under the Securities Act.

Registration Rights

Under the Registration Rights Agreement, the Company agreed to file a resale registration statement covering the resale of the Securities with the SEC within 30 calendar days after the date of the Registration Rights Agreement and to use commercially reasonable efforts to cause such resale registration statement to be declared effective by the SEC as promptly as possible after the filing thereof, but in any event no later than the 90th calendar day after the date of the Registration Rights Agreement (the “Effectiveness Date”); provided, however, that in the event the Company is notified by the SEC that the resale registration statement will not be reviewed or is no longer subject to further review and comments, the Effectiveness Date will be the fifth Trading Day following the date on which the Company is so notified if such date precedes the dates otherwise required above, provided, further, if such Effectiveness Date falls on a day that is not a Trading Day, then the Effectiveness Date will be the next succeeding Trading Day. Under certain circumstances, if the Company fails to meet its obligations under the Registration Rights Agreement, an Event of Default under the Note shall have occurred.

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Corporate Information

Livento Group is company specializing in the development and growth of disruptive business models. Our main area of business is production of premium film and television content for international audiences across multiple genres under new brand BOXO Productions. We develop as well proprietary artificial intelligence (AI) & machine learning products that incorporate risk analysis, predictive maintenance and operational forecasting into our decision making process.

Corporate History

We were incorporated in the State of Nevada on October 30, 2013, under the name “Bling Marketing, Inc.”. Until December 29, 2014, we were a wholesaler of jewelry, principally earrings, rings, and pendants (“BMI Business”). We recognized a minimal amount of sales from operations before the three months ending June 30, 2014, and were accordingly classified as a shell company. During the three-month ended June 30, 2014, we began working with several distributors to sell our jewelry products to retail outlets and, as a result, recognized sales revenue of $22,025 during the said period. On September 11, 2014, we filed a Current Report on Form 8-K indicating that we were no longer a shell company as defined by Rule12b-2 of the Exchange Act in light of our operations through the quarter that ended June 30, 2014.

On December 26, 2014, we entered into an Agreement and Plan of Merger (“Nugene Merger Agreement”) with NuGene Inc., a California corporation (“NuGene”). On December 29, 2014 (the “Closing Date”), we filed a certificate of merger in the State of California whereby our subsidiary, NG Acquisition Inc. (“Acquisition Sub”), merged with NuGene. As a result, NuGene, the surviving entity, became our wholly owned subsidiary. The transaction under the Nugene Merger Agreement was deemed to be a reverse merger, whereby the Company (the legal acquirer) is considered the accounting acquiree and NuGene is considered the accounting acquirer, and NuGene (the legal acquiree) is considered the accounting acquirer. The assets, liabilities, and operations of the acquired entity, NuGene, were brought forward at their book value, and no goodwill was recognized.

In 2021, Livento Group LLC moved more forward as well in movie projects and started to shift its position from real estate towards movies. We continued to developELISE platform for new clients in USA and our real estate projects started to being realized and developed. The Company name was changed to Livento Group, Inc. in February 2015.

We have proprietary rights to trademarks, trade names and service marks appearing in this prospectus that are important to our business. Solely for convenience, the trademarks, trade names and service marks may appear in this prospectus without the ® and ™ symbols, but any such references are not intended to indicate, in any way, that we forgo or will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, trade names and service marks. All trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners.

DESCRIPTION OF PROPERTY

We currently occupy space within serviced office suites in New York City and Prague in the Czech Republic. Since our employees and consultants work virtually, we believe this arrangement is adequate for us and allows us to operate at a very low cost. In the future, if we require more office space, we will acquire appropriate quarters within which to operate.

Our principal offices are located at 17 State Street, Suite 4000, New York, NY 1004 We do not currently lease or own any other real property. We do not currently lease or own any other real property in the US. Depending upon the success of this offering, if we require more office space, we will acquire office space suitable for specific business within which to operate.

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The Offering

This prospectus relates to the offer and sale from time to time of up to an aggregate of 55,555,556 shares of the Company’s Common stock by the selling stockholders.

Under the terms of the Registration Rights Agreement entered into with the selling stockholders on the same date and in connection with the Purchase Agreement, we agreed to register with the SEC 55,555,556 shares of Common stock issuable upon the conversion of the Notes and exercise of the Warrants. The number of shares ultimately offered for resale by the selling stockholders depends upon how much of the Notes and Warrants the selling stockholders elect to convert and exercise, respectively, and the liquidity and market price of shares of our Common stock. We have used a price per share of Common stock of $0,009 solely for the purposes of making a good faith estimate as to a reasonable number of shares issuable upon full conversion and exercise of the Notes and the Warrants to be registered.

Issuer	LIVENTO Group, INC.

Common stock to be offered by the selling stockholders	The selling stockholders are offering up to 55,555,556 shares of the Company’s Common stock, par value $0.0001 per share.

Common stock outstanding prior to this offering (1)	815,903,962 shares of Common stock.

Common stock to be outstanding after the offering (1)	899,237,295 shares of Common stock if all the Warrants are exercised in full and the Notes are converted in full.

Use of proceeds	We will not receive any proceeds from the sale of Common stock by the selling stockholders. All of the net proceeds from the sale of shares of our Common stock will go to the selling stockholders as described below in the sections entitled “Selling Stockholders” and “Plan of Distribution”. We have agreed to bear the expenses relating to the registration of the shares of Common stock for the selling stockholders.

Risk factors	Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 10 before deciding to invest in our securities.

(1)	The number of shares of our common stock outstanding prior to and to be outstanding immediately after this offering, as set forth in the table above, is based on 815,903,962 shares outstanding as of January 19, 2024.

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Item 3. Summary Information, Risk Factors and Ratio of Earnings to Fixed Charges.

Consolidated Financial Information

Livento Group, INC

(Formerly Nugene International Inc.)

CONSOLIDATED BALANCE SHEETS

	December 31, 2023	December 31, 2022
ASSETS
Current Assets:
Cash	30,634	24,159
Account receivables	682,138	489,910
Other current assets	355,001	121,460
Total Current Asset	1,067,773	635,529

Non-Current Assets
Long term investments	654,288	9,952,880
Intangible Assets (net)	45,137,942	12,726,847
Total Non-Current Assets	45,792,230	22,679,728
Total Assets	$46,860,003	$23,315,257

LIABILITIES AND MEMBERS EQUITY
Current Liabilities:
Account Payable	323,936	139,530
Short term business loan	85,665	62,549
Total current liabilities	$409,602	$202,079
Long-Term Liabilities
Co-Investments	3,428,403	3,046,017
Total Long-Term Liabilities	$3,428,403	$3,046,017
Total Liabilities	$3,838,005	$3,248,096

Stockholder’s Equity:
Preferred stock A, $0.0001 par value, 100 shares authorized and issued at 12/31/2023 and 12/31/2022 respectively.	0	0
Preferred stock Class C, $0.0001 par value, 10,000,000 shares Authorized, 1,204,426 shares issued at 12/31/2023 and 10,000,000 shares Authorized, 1,204,426 shares issued 12/31/2022.	360	120

Preferred stock Class D $0.01 par value, 4,000,000 shares Authorized, and 211,344 shares issued at 12/31/2023 and 1,000,000 shares Authorized, and 211,344 issued 12/31/2022.	13,516	2,113
Preferred stock Class E $0.0001 par value, 75,000 shares Authorized, and 28,000 shares issued at 12/31/2023.Preferred stock Class E $0.0001 par value, 75,000 shares Authorized, and 28,000 shares issued at 12/31/2023.	3	0
Preferred stock Class F $0.0001 par value, 75,000 shares Authorized, and 15,000 shares issued at 12/31/2023.	2	0
Non-Controling Interest	11,020
Common stock, $0.0001 par value, 1,000,000,000 shares Authorized, 812,799,962 shares issued at 12/31/2023 and 500,000,000 shares Authorized, 227,001,268 shares issued 12/31/2022.	81,280	22,700

Additional paid-in capital	61,939,774	32,493,023
Accumulated deficit	(19,023,956)	(12,450,797)
Stockholders’ Equity	$43,021,998	$20,067,160

Total Liabilities and Stockholder’s Equity	$46,860,003	$23,315,257

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Livento Group, INC

(Formerly Nugene International Inc.)

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2023	For the Year Ended December 31, 2022
Revenue	$2,005,789	$1,966,202
Cost of revenue	2,940,555	2,071,289
Gross Margin	(934,767)	(105,087

General and Admin Expense	5,396,566	358,231
Professional Fee	209,563	120,750
Rent Expense	5,544	3,366
	5,611,673	482,347
Taxation	-	-
Loss from operations	(6,546,440)	(587,434)
Other Income / (Expense)	288	100,277)
Net loss for the year	$(6,546,152)	$(487,158)

The accompanying notes are an integral part of these condensed financial statements.

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Our cash balance is $30,634 and accounts receivable of $682,138 as of December 31, 2023. Our cash balance is not sufficient to fund our limited levels of operations for any period of time. We have been utilizing and may utilize funds from various investors, who have agreed to advance funds to allow us to pay for offering costs, filing fees, and professional fees. We expect to receive $500,000 of funding from this offering. After a twelve-month period, or even shorter period, we may need additional financing but currently do not have any arrangements for such financing.

Generally, in this industry it is known to be a common fact that banks, credit unions, and other comparable institutions may not provide financing to a Company operating in the movie industry without substantial assets and/or personal asset guarantees. Because of this we may face difficulty in acquiring future financing for our target movie projects and the additional funds necessary to provide the operational and marketing costs in attracting specific investors for each movie project. We are therefore dependent upon our ability to attract additional investors, including those who have invested with prior movie projects, that will participate in our new movie projects. This may cause existing investors to lose some or all of their investment if we do not have enough funds to complete some projects. In that event the company with attempt to sell its entire position in that project to a third party, possibly at a loss.

We are uncertain how long it will take to raise the required funds for a project. Similarly, we cannot reliably predict the profit for each movie project. Although we have confidence in each movie project we have contracted for, we cannot guarantee its completion, meeting the targeted budgets and final success as a profitable endeavor.

Outside of the previously mentioned costs we do not anticipate any additional unforeseen significant costs.

Long term financing and commitments will be required to fully implement our business plan. The Company will always be dependent on outside funding for the full implementation of our business plan. Our expansion may include expanding our office facilities, hiring sales personnel and developing a repeat investor base.

If we do not receive adequate proceeds from this offering to carry out our forecasted operations to operate for the next 12 months, the company will seek other sources for financing.

If we need additional cash and cannot raise it, we will either have to suspend operations until we do raise the cash we need, or cease operations entirely.

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RISK FACTORS

Investing in our Shares involves risk. In evaluating the Company and an investment in the Shares, careful consideration should be given to the following risk factors, in addition to the other information included in this Offering circular. Each of these risk factors could materially adversely affect The Company’s business, operating results or financial condition, as well as adversely affect the value of an investment in our Shares. The following is a summary of the most significant factors that make this offering speculative or substantially risky. The company is still subject to all the same risks that all companies in its industry, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as cyber-security). Additionally, smaller companies like ours are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

COVID-19 Risks Related to the Company

The COVID-19 pandemic has posed specific risks related to our Company and continues to do so. Specifically it makes it difficult for us to evaluate specific projects visit certain areas easily, meet with potential investors and joint venture partners. Some finance companies may also determine that because we are a smaller company, that we will delayed unreasonably in our ability to acquire and develop a film property in a timely manner. This may influence them in a negative manner and make decisions based on those estimates of our potential future performance.

Where the existing properties are scheduled, there may be unforeseen delays and late payments due to COVID-19. This may reduce our ability to obtain financing for those projects if delayed. This will require the Company to purchase the film property without financing, be asked to agree to unreasonable terms or abandon those projects altogether. This will increase our cost and create delays in acquiring projects.

There is, however, a potential upside to the COVID-19 disruption. If we can obtain the confidence of investors, we may be able to target projects where other competitors have been delayed or disrupted. We would typically have to make a fast, all-cash, offer on such projects in order to negotiate a purchase. We would expect to obtain such projects at a discount relative to the normal market.

In either case the COVID-19 pandemic will cause continued disruption in the film industry for an unknown time period. This may result in the delayed expansion of the Company’s operations.

Risks Related to the Company

We had revenue of $2,005,789 during year 2023. These came from sales of Elisee and our management services. Elisee sales accounted for $ 1,444,000 and rest for movies and management services. Our costs of goods sold consist of Amortization of Intangible Assets in amount of $1,865,862, Professional fees of key professionals and consulting fee that is related to generation of income from the Elisee in amount of $1,074,694. As a consequence, it is difficult, if not impossible, to forecast our future results based upon our historical data. Because of the related uncertainties, we may be hindered in our ability to anticipate and timely adapt to increases or decreases in revenues and increases in expenses. If we make poor budgetary decisions as a result of unreliable data, we may never become profitable or incur losses, which may result in a decline in our stock price.

The company has realized significant operating losses to date and expects to incur losses in the future

The company has operated at a loss since inception, and these losses are likely to continue. The Company’s net loss for the period ending December 31, 2023, was $6,546,152. Until the company achieves profitability, it will have to seek other sources of capital in order to continue operations.

The Company has limited capitalization and a lack of working capital and as a result is dependent on raising funds to grow and expand its business.

The Company lacks sufficient working capital in order to execute its business plan. The ability of the Company to move forward with its objective is therefore highly dependent upon the success of the offering described herein. Should we fail to obtain sufficient working capital through this offering we may be forced to abandon our business plan.

Because we have a limited history of operations we may not be able to successfully implement our business plan.

We have less than 5 years of full operational history in our industry. Although the Company is working with many experienced individuals and companies with decades of film industry experience, our Company has a much shorter time frame working with these entities. Accordingly, our operations are subject to the risks inherent in the establishment of a young business enterprise, including access to capital, successful implementation of our business plan and limited revenue from operations. We cannot assure you that our intended activities or plan of operation will be successful or result in revenue or profit to us and any failure to implement our business plan may have a material adverse effect on the business of the Company.

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We are a recently reorganized corporation with a limited operating history, and we may not be able to successfully operate our business or generate sufficient operating cash flows to make or sustain distributions to our stockholders.

The Company formed BOXO Productions, Inc., a Delaware corporation (“BOXO”), on June 17, 2022 as a wholly owned subsidiary of the Company and we have a limited operating history as a standalone business. Our financial condition, results of operations and ability to make or sustain distributions to our stockholders will depend on many factors, including:

●	our ability to identify attractive projects and other investment opportunities that are consistent with our investment strategy;

●	our ability to consummate financing on favorable terms;

●	our ability to contain production and other operating costs;

●	our ability to absorb costs that are beyond our control, such as actors and writers strikes, insurance premiums, litigation costs and compliance costs; and

●	economic conditions in our markets, as well as the condition of the financial film industry and the economy generally.

We are dependent on the sale of our securities to fund our operations.

We are dependent on the sale of our securities to fund our operations, and will remain so until we generate sufficient revenues to pay for our operating costs. Our Officers and Directors have not made any written commitments with respect to providing a source of liquidity in the form of cash advances, loans and/or financial guarantees. There can be no guarantee that we will be able to successfully sell our equity securities. Such liquidity and solvency problems may force the Company to cease operations if additional financing is not available. No known alternative resources of funds are available in the event we do not generate sufficient funds from operations.

The Company is dependent on the hiring and maintaining key personnel and loss of the services of any of these individuals could adversely affect the conduct of the Company’s business.

Our business plan is significantly dependent upon the ability to hire and retain qualified individuals and key personal, who may be appointed as officers and directors, and their continued participation in our Company. It may be difficult to replace any of them at the expansion stage of development of the Company. The loss by or unavailability to the Company of their services would have an adverse effect on our business, operations and prospects, in that our inability to replace them could result in the loss of one investment. There can be no assurance that we would be able to locate or employ personnel to replace any of our officers, should their services be discontinued. In the event that we are unable to locate or employ personnel to replace our officers we would be required to cease pursuing our business opportunity, which would result in a loss of your investment.

Our Certificate of Incorporation and Bylaws limit the liability of, and provide indemnification for, our officers and directors.

Our Certificate of Incorporation, including controlling state statute permits us to indemnify our officers and directors to the fullest extent authorized or permitted by law in connection with any proceeding arising by reason of the fact any person is or was an officer or director of the Company. Furthermore, our Certificate of Incorporation provides that no director of the Company shall be personally liable to it or its shareholders for monetary damages for any breach of fiduciary duty by such director acting as a director. Notwithstanding this indemnity, a director shall be liable to the extent provided by law for any breach of the director’s duty of loyalty to the Company or its shareholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, pursuant to section 174 of the General Corporation Law of Nevada and Delaware (BOXO Productions) for (unlawful payment of a Stock dividend or unlawful redemption of Stock), or for any transaction from which a director derived an improper personal benefit. Our Certificate of Incorporation permits us to purchase and maintain insurance on behalf of directors, officers, employees or agents of the Company or to create a trust fund, grant a security interest and/or use other means to provide indemnification.

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Our Bylaws permit us to indemnify our officers and directors to the full extent authorized or permitted by law.

We have been advised that in the opinion of the SEC indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to court of appropriate jurisdiction. We will then be governed by the court’s decision.

The Company may not be able to attain profitability without additional funding, which may be unavailable.

The Company has limited capital resources. Unless the Company begins to generate sufficient revenues to finance operations as a going concern, the Company may experience liquidity and solvency problems. Such liquidity and solvency problems may force the Company to cease its expansion plans if additional financing is not available. No known alternative resources of funds are available in the event we do not generate sufficient funds from operations.

Risks Relating to Our Business

Risks Relating to Our FILM Operations

The profitability of attempted project acquisitions and media development is uncertain.

We intend to acquire and develop film projects selectively. The acquisitions and development of film projects entails risks that investments may fail to perform in accordance with expectations. In undertaking these projects, we will incur certain risks, including the expenditure of funds on, and the devotion of management’s time to, transactions that may not come to fruition. Additional risks inherent in the projects include risks that the films will not achieve anticipated sales or revenue levels. Production Costs and Expenses may be greater than anticipated.

Film investments are illiquid.

Because Film investments are relatively illiquid, our ability to vary our portfolio promptly in response to economic or other conditions will be limited. The foregoing and any other factor or event that would impede our ability to respond to adverse changes in the performance of our investments could have an adverse effect on our financial condition and results of operations.

We may not make a profit if we finance a film project.

There is a risk that we will not realize any significant appreciation on our investment in a particular film project. This may result in a loss of confidence in our share price and limit our ability to raise capital through the sale of Shares. Accordingly, your ability to recover all or any portion of your investment under such circumstances will depend on the amount of funds so realized and claims to be satisfied therefrom.

Our film projects may not be sufficiently diversified.

Our potential profitability and our ability to diversify our film investments may be limited, both geographically and by type of film projects. We will be able to purchase or develop additional projects only as additional funds are raised, Additionally the owners of film projects are willing to accept our stock in exchange for an interest in the target property or title to the property. Our projects may not be well diversified and their economic performance could be affected by changes in local economic conditions.

Our performance is therefore linked to economic conditions in the regions in which we will acquire and develop projects and in the market for film projects generally. Therefore, to the extent that there are adverse economic conditions in the regions in which our projects are developed, such conditions could result in a reduction of our income and cash to return capital and thus affect the amount of distributions we can make to you.

Competition with third parties for film projects and other media investments may result in our paying higher prices for projects which could reduce our profitability and the return on your investment.

We compete with many other entities engaged in the film industry, including individuals, corporations, limited partnerships, many of which have greater resources than we do. Some of these have significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. In addition, the number of entities and the amount of funds competing for suitable film investments may increase. Any such increase would result in increased demand for these assets and increased costs. If competitive pressures cause us to pay higher prices for film projects, our profitability may be reduced. This may cause you to experience a lower return on your investment.

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The Company has identified several film projects to acquire with the net proceeds of this offering. You will not be unable to evaluate the economic merits of the company\s investments made with such net proceeds before making an investment decision to purchase the Company’s securities.

The Company will have broad authority to invest a portion of the net proceeds of this offering in any media opportunities the Company may identify in the future, and the Company may use those proceeds to make investments with which you may not agree. You will be unable to evaluate the economic merits of the Company’s projects before the Company invests in them and the Company will be relying on its ability to select attractive investments. In addition, the Company’s investment policies may be amended from time to time at the discretion of the Company’s Management, without notice to the Company’s Shareholders. These factors will increase the uncertainty and the risk of investing in the Company’s securities.

Although the Company intends to use substantial portion of the net proceeds of this offering to acquire and develop film projects, including working capital, the Company cannot assure you that it will be able to do so. The Company’s failure to apply the proper portion of the net proceeds of this offering effectively or find suitable projects to acquire and develop in a timely manner or on acceptable terms could result in losses or returns that are substantially below expectations.

Risks Relating to ELISEE AI Software

We operate in a highly competitive industry and potential competitors could duplicate our business model.

We are involved in a highly competitive industry where we compete with numerous other companies who offer similar products. There is no aspect of our business which is protected by patents, copyrights, trademarks, or trade names. As a result, potential competitors could duplicate our business model. Some of our potential competitors may have significantly greater resources than we have, which may make it difficult for us to compete. There can be no assurance that we will be able to successfully compete against these other entities in the long term.

Our success depends substantially on the continuing efforts of certain key personnel and our the ELISEE business may be severely disrupted if we lose their services.

The future success of the ELISEE AI Software heavily depends upon the continued services of certain key personnel our officers and directors. We currently do not maintain life insurance no Director and Officer liability insurance for our officers and directors. If they are unable or unwilling to continue in their present positions, it could severely disrupt this specific business operation, and we may not be able to replace them easily or at all.

AI Software and services in general, has drawn significant attention from various Government Agencies and regulators. It is possible that future regulations may effect our ELISEE AI Software business operations.

Several Government Agencies and regulators have expressed concerns about the widespread use of AI software in general. It is anticipated that these agencies may introduce future regulations and limitations on AI usage without specific consent and user acknowledgement and agreement. The general concerns are around the use of AI without general consent and notification to the end user and in specific use cases.

The Company believes that due to the specific nature of its ELISEE AI Software it is unlikely to be adversely effected by any future regulations. This is because any user of ELISEE is an ‘opt-in’ user who is made aware of the use of AI and accepts the specific risks as an investment tool.

NOTE: this is an ongoing and current topic of discussion in both the public and government. The risk factors discussed here may be subject to change when, and if, government regulations and/or guidelines on the use of AI software evolve. The Company undertakes to issue an update, via a form 8K, should any specific regulations are enacted.

Risks Related to Our Securities

There is a limited established trading market for our Common Stock and if a trading market does not develop, purchasers of our securities may have difficulty selling their securities

The Company recently (on November 1st 2023) became an SEC reporting company within the meaning of the 1934 securities exchange act. As a result, there is a limited public trading market for our Common Stock since this change and an active trading market in our securities may not develop or, if developed, may not be sustained. While we intend to seek a quotation on a major national exchange or a listed exchange in the future, there can be no assurance that any such trading market will develop, and purchasers of the Common Stock may have difficulty selling their Common Stock. No underwrites have committed to sponsoring the Company’s Common Stock to list on any exchange, and none may do so.

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The offering price of the Shares being offered herein has been arbitrarily determined by us and bears no relationship to any criteria of value; as such, investors should not consider the offering price or value to be an indication of the value of the Shares being registered.

Currently, there is a limited public market for our Shares. The offering price for the Shares being registered in this offering has been arbitrarily determined by us and is not based on assets, operations, book or other established criteria of value. Thus, investors should be aware that the offering price does not reflect the market price or value of our common Shares.

We may, in the future, issue additional Shares of Common Stock, which would reduce investors percent of ownership and may dilute our share value.

Our Articles of Incorporation authorize the issuance of multiple classes of stock, including 1,00,000,000  Shares of Common Stock. Additionally the Company authorized the following additional classes of shares; up to 100 Shares of Preferred Stock Class A, 10,000,000 Shares of Preferred Stock Class C, 4,000,000 Shares of Preferred Stock Class D, 40,000 of Preferred Stock Class E and 75,000 of Preferred Stock Class F. The rights of each Class of Securities is described in detail in the Notes section of the Financial Reports. The Financial Reports also shows the issuances for each Class of Securities at the date of this filing.

The future issuance of Common Stock may result in substantial dilution in the percentage of our Common Stock held by our existing shareholders. We may issue further any Common Stock issued in the future on an arbitrary basis. The issuance of Common Stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the Shares held by our investors, and might have an adverse effect on any trading market for our Common Stock.

We are a Film Project company and we may finance our business through loans

As with many other Film Project companies, we will from time to time finance our business through loans collateralized by the underlying film project we develop or acquire. Our goal is to develop Film Projects by direct investment and debt financing. We may also acquire debt in the form of mezzanine or bridge financing. We may borrow such funds from a traditional bank or non bank third party. However, we hope to limit our financing costs and our financing to direct leverage for each project. We hope to finance development costs mostly with the sale of our Common Stock in this offering. As a result, our balance sheet may be unduly leveraged, and the Company will be burdened by debt service costs and other fees.

We are subject to compliance with securities law, which exposes us to potential liabilities, including potential rescission rights.

We may offer to sell our Common Stock to investors pursuant to certain exemptions from the registration requirements of the Securities Act of 1933, registration under the Securities Act of 1934 the as well as those of various state securities laws. The basis for relying on such exemptions and registrations is factual; that is, the applicability of such exemptions depends upon our conduct and that of those persons contacting prospective investors and making the offering. We may not seek any legal opinion to the effect that any such offering would be exempt from registration under any federal or state law. Instead, we may elect to rely upon the operative facts as the basis for such exemption, including information provided by investor themselves.

If any such offering did not qualify for such exemption, an investor would have the right to rescind its purchase of the securities if it so desired. It is possible that if an investor should seek rescission, such investor would succeed. A similar situation prevails under state law in those states where the securities may be offered without registration in reliance on the partial preemption from the registration or qualification provisions of such state statutes under the National Securities Markets Improvement Act of 1996. If investors were successful in seeking rescission, we would face severe financial demands that could adversely affect our business and operations. Additionally, if we did not in fact qualify for the exemptions upon which it has relied, we may become subject to significant fines and penalties imposed by the SEC and state securities agencies.

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ITEM 4. USE OF PROCEEDS TO ISSUER

The proceeds received by the Company as a result of this offering is shown in the table below. This is the proceeds from the sale of the Warrants , see also “Plan of Distribution”.

A portion of the net proceeds from the sale of our Common stock will go to the selling stockholders as described below in the section entitled “Selling Stockholders”. We have agreed to bear the expenses relating to the registration of the shares of Common stock for the selling stockholders.

Item	Amount $	Detail
Offering costs, including accounting, legal and service fees (OTCQB)	$30 000	Includes Upgrade of the company to OTC MARKETS OTCQB Tier
Working Capital	$70,000	14% cash for continuing expenses
Movie Projects	$300 000	Development of Company’s movie projects
Elisee Development	$50 000	New development for Elisee
Reserve	$50 000	10% cash reserve
TOTAL	$500,000

The company reserves the right to change the above use of proceeds if management believes it is in the best interests of the company.

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CAPITALIZATION

The capitalization of the Company will not change as a result of the sale of shares of Common stock by the selling shareholders. The following table sets forth our capitalization as of December 31, 2023:

● on an actual basis;

● on a pro forma basis after giving effect to the full sale of $500,000 in shares of Common stock to Alumni Capital LP, using an adjusted price of $0.0103 for the per share purchase price of 55,555,556 shares, warrants issued to Alumni Capital LP for an additional 27,777,778 shares at an exercise price of $0,02 per share.

The as adjusted information below is illustrative only. You should read this table together with our financial statements and the related notes included elsewhere in this prospectus.

	As of 31 Dec 2023,
	Actual	As Adjusted (1)
Cash	$189,578	$807,578
Total liabilities	4,054,517	4,054,517
Stockholders’ equity:
Common stock	36,734	36,795
Common Stock to Issue after AGM	39,159	39,159
Retained Earnings	(18,591,280)	(18,591,280)
Series A Convertible Preferred Stock (0.0001)	0	0
Series C Convertible Preferred Stock (0.0001)	364	364
Series D Convertible Preferred Stock (0.01)	9,156	9,156
Series E Convertible Preferred Stock (0.0001)	3	3
Series F Convertible Preferred Stock (0.0001)	2	2
Additional paid-in capital	61,221,669	61,839,619
Accumulated other comprehensive loss	(44,584)	(44,584)
Total Livento Group Inc. equity	42,671,221	43,171,221
Non-Controling Interest	11,020	11,020
Total stockholders’ equity	42,682,240	43,182,240
Total capitalization	$46,736,757	$47,236,757

Common Shares

As of December 31, 2023, the company issued a total 812,799,962 common shares with $0.0001 par value.

Preferred Shares

As of December 31, 2023, the company issued 5 classes of preference shares.

●	Preferred shares A, $0.0001 par value, 100 shares Authorized, and 100 shares issued – Holder shall have the right to vote on all shareholder matters equal to fifty-one percent (51%) of the total vote. Current holder is Mr. David Stybr.
●	Preferred shares C, $0.0001 par value, 10,000,000 shares Authorized, and 3,636,806 shares issued,
●	Preferred shares D, $0.01 par value, 1,000,000 shares Authorized, and 915,559 shares issued,
●	Preferred shares E, $0.0001 par value, 40,000 shares Authorized, and 25,000 shares issued,
●	Preferred shares F, $0.0001 par value, 75,000 shares Authorized, and 15,000 shares issued.

(1)	The number of shares of common stock outstanding after this offering is based on 18,400,600 shares issued and 812,799,962 shares of common outstanding as of December 31, 2023 and an aggregate of 83,333,333 shares of common stock issuable upon the closing of this offering. These shares consist of the full sale of $500,000 in shares of common stock to Alumni Capital LP, using an adjusted price of $0.009 for the purchase price per share of 55,555,556 shares, warrants issued to Alumni Capital LP for an additional 27,777,778 shares at an exercise price of $0.02.

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ITEM 5. DETERMINATION OF OFFERING PRICE

The selling stockholders will offer shares of our Common stock at the prevailing market prices or privately negotiated prices. The offering price of our Common stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. Our Common stock may not trade at the market prices in excess of the offering prices for Common stock in any public market, will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for our Common stock.

MARKET PRICE OF COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

Our Common stock trades on the OTCMarkets under the symbol “NUGN”.

Holders

As of December 31, 2023, 812,799,962 shares of our common stock were outstanding. As of December 31, 2023 there were 77 holders of record of our common stock.

Dividend Policy

We currently intend to retain all available funds and any future earnings, if any, to fund the development and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future. We have not paid any cash dividends. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, business prospects and other factors our board of directors deems relevant, and subject to the restrictions contained in any future financing instruments. In addition, our ability to pay cash dividends is currently restricted by the terms of our credit facilities. Our ability to pay cash dividends on our capital stock in the future may also be limited by the terms of any preferred securities we may issue or agreements governing any additional indebtedness we may incur.

ITEM 6. DILUTION.

Our Articles of Incorporation authorize the issuance of multiple classes of stock, including 1,000,000,000  Shares of Common Stock. Additionally the Company authorized the following additional classes of shares; up to 100 Shares of Preferred Stock Class A, 10,000,000 Shares of Preferred Stock Class C, 4,000,000 Shares of Preferred Stock Class D, 40,000 of Preferred Stock Class E and 75,000 of Preferred Stock Class F. The rights of each Class of Securities is described in detail in the Notes section of the Financial Reports. The Financial Reports also shows the issuances for each Class of Securities at the date of this filing.

The future issuance of Common Stock may result in substantial dilution in the percentage of our Common Stock held by our existing shareholders. We may issue further any Common Stock issued in the future on an arbitrary basis. The issuance of Common Stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the Shares held by our investors, and might have an adverse effect on any trading market for our Common Stock.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding our shares of common stock beneficially owned as of January 26, 2024, for (i) each stockholder known to be the beneficial owner of 5% or more of our outstanding shares of common stock, (ii) each named executive officer and director, and (iii) all executive officers and directors as a group. A person is considered to beneficially own any shares: (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which such person has the right to acquire beneficial ownership at any time within 60 days through an exercise of stock options or warrants. Unless otherwise indicated, voting and investment power relating to the shares shown in the table for our directors and executive officers is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days of January 26, 2024,. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days of January 26, 2024, is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership. Unless otherwise specified, the address of each of the persons set forth below is care of the company at the address of 17 State Street, New York, NY 10004.

Name and address of beneficial owner	Number of Shares Owned (1)	Percent of Class (2)

David Stybr (3)	12 000 000	1,3%

David Zich	11 000 000	1,2%

Simon Sandoval	-	0

Michal Zelezny	-	0

All officers and Directors as a group (6 persons) (3)	23 000 000	2,6%

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ITEM 7. SELLING STOCKHOLDERS

This prospectus relates to the possible resale from time to time by Alumni Capital of any or all of the shares of Common stock that may be issued by us to Alumni Capital under its Purchase Agreement, of any or all of the shares of Common stock that may be issued by us to them under their Purchase Agreement. For additional information regarding the issuance of Common stock covered by this prospectus, see the section titled “Recent Developments” above. We are registering shares of Common stock pursuant to the provisions of the Purchase Agreement we entered into with Alumni Capital on January 24, 2024, in order to permit the Selling Stockholders to offer the Shares for resale from time to time. Except for the transactions contemplated by the Purchase Agreement, none of Alumni Capital, has had any material relationship with us within the past three years. As used in this prospectus, the term “Selling Stockholders” means Alumni Capital LP.

The table below presents information regarding the Selling Stockholders and the shares of Common Stock that it may offer from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Stockholders, and reflects holdings as of January 26, 2024, the date of this S1 filing, . The number of shares in the column “Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of Common Stock that the Selling Stockholders may offer under this prospectus. The Selling Stockholders may sell some, all or none of their shares of Common Stock in this offering. We do not know how long the Selling Stockholders will hold the shares of Common Stock before selling them, and we currently have no agreements, arrangements or understandings with the Selling Stockholders regarding the sale of any of the shares of Common Stock.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of Common Stock with respect to which the Selling Stockholder has voting and investment power. The percentage of shares of common stock beneficially owned by the Selling Stockholders prior to the offering shown in the table below is based on an aggregate of 815,903,962 shares of our Common stock outstanding on January 26, 2024. Because the purchase price of the shares of Common Stock issuable under the Purchase Agreement is determined on each purchase date, the number of Shares that may actually be sold by us under the Purchase Agreement may be fewer than the number of Shares being offered by this prospectus. The fourth column assumes the sale of all of the Shares offered by the Selling Stockholders pursuant to this prospectus.

●	Alumni Capital LP(4) has no shares of Common Stock prior to this offering.

●	The Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus is 55,555,556 and a further 27,777,778 Shares of Common Stock on the execution of all of the Warrants issued Pursuant to this Prospectus.

(1)	In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the shares of common stock that Alumni Capital may be required to purchase under the Purchase Agreement, because the issuance of such shares of common stock is solely at our discretion and is subject to conditions contained in the Purchase Agreement, the satisfaction of which are entirely outside of Alumni Capital’s control, including the registration statement that includes this prospectus becoming and remaining effective. Furthermore, the Purchase Notice Securities are subject to certain agreed upon maximum amount limitations set forth in the Purchase Agreement. Also, the Purchase Agreement prohibits us from issuing and selling any shares of our Common Stock to Alumni Capital to the extent such shares, when aggregated with all other shares of our common stock then beneficially owned by Alumni Capital, would cause Alumni Capital’s beneficial ownership of our common stock to exceed the 9.99% Beneficial Ownership Cap. The Purchase Agreement also prohibits us from issuing or selling shares of our Common Stock under the Purchase Agreement in excess of the 19.99% Exchange Cap, unless we obtain stockholder approval to do so, such that the Exchange Cap limitation would not apply under applicable Nasdaq rules. Neither the Beneficial Ownership Limitation nor the Exchange Cap (to the extent applicable under Nasdaq rules) may be amended or waived under the Purchase Agreement.

(1) cont.	Alumni Capital LP(4) will have no shares of Common Stock owned after this offering

(2)	Applicable percentage ownership is based on 812,799,962 shares of our common stock outstanding as of December 31, 2023.

(3)	Assumes the sale of all shares of Common stock being offered pursuant to this prospectus.

(4)	The business address of Alumni Capital LP is 801 Brickell Avenue, 8th Floor, Miami, Florida 33130. The general partner of Alumni Capital LP is Alumni Capital GP LLC. Ashkan Mapar is the manager of Alumni Capital GP LLC and as such has voting and disposition control over the Shares. We have been advised that none of Alumni Capital LP, Alumni Capital GP LLC nor Ashkan Mapar is a member of the Financial Industry Regulatory Authority, or FINRA, or an independent broker-dealer, or an affiliate or associated person of a FINRA member or independent broker-dealer.

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DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock and certain provisions of our certificate of incorporation and bylaws are summaries and are qualified by reference to the amended and restated certificate of incorporation and the amended and restated bylaws filed as exhibits to our prospectus.

General

Our authorized capital stock consist of 1,000,000,000 shares, all with a par value of $0.0001 per share, as follows:

1,000,000,000 shares of common stock;

24,000,000 shares of preferred stock .

Common stock

Voting rights. The holders of our Common stock are entitled to one vote per share on all matters to be voted upon by the stockholders.

Dividend rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of our Common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor.

Rights upon liquidation. In the event of liquidation, dissolution or winding up of , the holders of our Common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Other rights. The holders of our Common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

As of the Company’s last Financial report December 31, 2023, and the date of this offering, the company issued 5 classes of preference shares.

●	Preferred shares A, $0.0001 par value, 100 shares Authorized, and 100 shares issued – Holder shall have the right to vote fifty-one (51%) of all votes. Current holder is Mr. David Stybr;
●	Preferred shares C, $0.0001 par value, 24,000,000 shares Authorized , and 3,602,456 shares issued;
●	Preferred shares D, $0.01 par value, 4,000,000 shares Authorized, and 1,351,638 shares issued;
●	Preferred shares E, $0.0001 par value, 40,000 shares Authorized, and 25,000 shares issued;
●	Preferred shares F, $0.0001 par value, 75,000 shares Authorized, and 15,000 shares issued.

Dividend rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of our Class B common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor.

Rights upon liquidation. In the event of liquidation, dissolution or winding up of the company, the holders of our Class B common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Conversion of Class B Common Stock. Each share of Class B common stock is convertible at any time at the option of the holder into one share of Common stock. Shares of Class B common stock will automatically convert into shares of Common stock upon sale or transfer except for certain permitted transfers described in our amended and restated certificate of incorporation, including transfers effected for estate planning or other transfers among our founders, their family members and certain of their related entities. In addition, each share of Class B common stock held by a stockholder who is a natural person, or held by permitted transferees or permitted entities of such natural person (each as described in our amended and restated certificate of incorporation) will automatically convert into shares of Common stock following the death or disability (as such term is defined in our amended and restated certificate of incorporation) of such natural person.

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Listing

Our common stock is listed on OTCMarkets under the symbol “NUGN.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equity Stock Transfer, 237 W 37th St #602, New York, NY 10018.

ITEM 8. SHARES ELIGIBLE FOR FUTURE SALE

As of January 24, 2024, we would have had 899.238,296 shares of common stock outstanding, assuming the full conversion of the notes and exercise of the warrants. Of those shares, the 8,913,312 shares (including 27,777,778 shares to be issued on the exercise of warrants and 55,555,556 shares to be issued on the conversion of the Notes) covered by this prospectus upon sale will be freely transferrable without restrictions unless purchased by persons deemed to be our affiliates as that term is defined in Rule 144 under the Securities Act. Any shares purchased by an affiliate may not be resold except pursuant to an effective registration statement or an applicable exemption from registration, including an exemption under Rule 144 under the Securities Act. Of our shares of common stock that are outstanding, 28,748,580 are “restricted,” which means they were originally sold in an offering not registered under the Securities Act. Restricted shares may be sold through registration under the Securities Act or under an applicable exemption from registration, such as provided by Rule 144, which is summarized below.

In general, under Rule 144, a person who has beneficially owned restricted shares for at least six months would be entitled to sell those securities provided that (1) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale and (2) we have been subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale and are current in filing our periodic reports. Persons who have beneficially owned restricted shares of common stock for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed 1% of the number of shares of common stock outstanding, which will equal approximately 455,630 shares immediately after this offering, based on the number of shares of common stock outstanding as of September 18, 2023. Such sales by affiliates must also comply with the manner of sale and notice provisions of Rule 144 and to the availability of current public information about us.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of our Common stock or the average weekly trading volume of our Common stock on the during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. HOLDERS OF COMMON STOCK

The following are the material U.S. federal income tax consequences of the ownership and disposition of our Common stock acquired in this offering by a “Non-U.S. Holder” that does not own, and has not owned, actually or constructively, more than 5% of Common stock. You are a Non-U.S. Holder if for U.S. federal income tax purposes you are a beneficial owner of our Common stock that is:

●	a nonresident alien individual;
●	a foreign corporation; or
●	a foreign estate or trust.

You are not a Non-U.S. Holder if you are a nonresident alien individual present in the United States for 183 days or more in the taxable year of disposition, or if you are a former citizen or former resident of the United States for U.S. federal income tax purposes. If you are such a person, you should consult your tax adviser regarding the U.S. federal income tax consequences of the ownership and disposition of our Common stock.

If a partnership or other pass-through entity (including an entity or arrangement treated as a partnership or other type of pass-through entity for U.S. federal income tax purposes) owns our Common stock, the tax treatment of a partner or beneficial owner of the entity may depend upon the status of the owner, the activities of the entity and certain determinations made at the partner or beneficial owner level. Partners and beneficial owners in partnerships or other pass-through entities that own our Common stock should consult their own tax advisors as to the particular U.S. federal income and estate tax consequences applicable to them.

This discussion is based on the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including alternative minimum tax and Medicare contribution tax consequences and does not address any aspect of state, local or non-U.S. taxation, or any taxes other than income and estate taxes. You should consult your tax adviser with regard to the application of the U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Dividends

As discussed under “Dividend Policy” above we do not anticipate paying any cash dividends in the foreseeable future. In the event that we do make distributions of cash or other property, those distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, they will constitute a return of capital, which will first reduce your basis in our Common stock, but not below zero, and then will be treated as gain from the sale of our Common stock, as described below under “- Gain on Disposition of Our Common stock.”

Dividends paid to you generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, you will be required to provide a properly executed applicable Internal Revenue Service (“IRS”) Form W-8 certifying your entitlement to benefits under a treaty.

If dividends paid to you are effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by you in the United States), you will generally be taxed on the dividends in the same manner as a U.S. person. In this case, you will be exempt from the withholding tax discussed in the preceding paragraph, although you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. You should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of our Common stock, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if you are a corporation.

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Gain on Disposition of Our Common stock

Subject to the discussions below under “- Information Reporting and Backup Withholding” and “- FATCA Withholding Taxes,” you generally will not be subject to U.S. federal income or withholding tax on gain realized on a sale or other taxable disposition of our Common stock unless:

●	the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by you in the United States), or
●	we are or have been a “United States real property holding corporation,” as defined in the Code, at any time within the five-year period preceding the disposition or your holding period, whichever period is shorter, and our Common stock has ceased to be regularly traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs.

We believe that we are not, and do not anticipate becoming, a United States real property holding corporation.

If you recognize gain on a sale or other disposition of our Common stock that is effectively connected with your conduct of a trade or business in the United States (and if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by you in the United States), you will generally be taxed on such gain in the same manner as a U.S. person. You should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of our Common stock, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if you are a corporation.

Information Reporting and Backup Withholding

Information returns are required to be filed with the IRS in connection with payments of dividends on our Common stock. Unless you comply with certification procedures to establish that you are not a U.S. person, information returns may also be filed with the IRS in connection with the proceeds from a sale or other disposition of our Common stock. You may be subject to backup withholding on payments on our Common stock or on the proceeds from a sale or other disposition of our Common stock unless you comply with certification procedures to establish that you are not a U.S. person or otherwise establish an exemption. Your provision of a properly executed applicable IRS Form W-8 certifying your non-U.S. status will permit you to avoid backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

FATCA Withholding Taxes

Payments to certain foreign entities of dividends on Common stock of a U.S. issuer are subject to a withholding tax (separate and apart from, but without duplication of, the withholding tax described above) at a rate of 30%, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied or an exemption from these rules applies. Under proposed regulations issued by the Treasury Department on December 13, 2018, which state that taxpayers may rely on the proposed regulations until final regulations are issued, this withholding tax will not apply to the gross proceeds from any sale or disposition of Common stock. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Non-U.S. holders should consult their tax advisors regarding the possible implications of this withholding tax on dividends on Common stock.

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ITEM 8. PLAN OF DISTRIBUTION

We are registering the shares of common stock previously issued to permit the resale of these shares of common stock by the holders of the common stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
●	in the over-the-counter market;
●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;
●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	short sales made after the date the Registration Statement is declared effective by the SEC;
●	agreements between broker-dealers and the selling stockholders to sell a specified number of such shares at a stipulated price per share;
●	a combination of any such methods of sale; and
●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares of common stock under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of common stock by other means not described in this prospectus. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

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To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M under the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $1,500 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

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Item 9. Description of Securities to be Registered.

SHARES ELIGIBLE FOR FUTURE SALE

As of January 24, 2024, we would have had 899.238,296 shares of common stock outstanding, assuming the full conversion of the notes and exercise of the warrants. Of those shares, the 899.238,296shares (including 27,777,778 shares to be issued on the exercise of warrants and 55,555,556 shares to be issued on the conversion of the Notes) covered by this prospectus upon sale will be freely transferrable without restrictions unless purchased by persons deemed to be our affiliates as that term is defined in Rule 144 under the Securities Act. Any shares purchased by an affiliate may not be resold except pursuant to an effective registration statement or an applicable exemption from registration, including an exemption under Rule 144 under the Securities Act.Restricted shares may be sold through registration under the Securities Act or under an applicable exemption from registration, such as provided by Rule 144, which is summarized below.

In general, under Rule 144, a person who has beneficially owned restricted shares for at least six months would be entitled to sell those securities provided that (1) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale and (2) we have been subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale and are current in filing our periodic reports. Persons who have beneficially owned restricted shares of common stock for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed 1% of the number of shares of common stock outstanding.. Such sales by affiliates must also comply with the manner of sale and notice provisions of Rule 144 and to the availability of current public information about us.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of our Common stock or the average weekly trading volume of our Common stock on the during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

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ITEM 10. Interests of Named Experts and Counsel.

LEGAL MATTERS

The validity of the shares of our Common stock offered hereby will be passed upon for us by the Attorney of record in the Exhibits, Attorney Opinion Letter.

EXPERTS

Our consolidated balance sheets as of December 31, 2022 and 2023, and the related consolidated statements of comprehensive income, shareholders’ equity, and cash flows for the years ended December 31, 2022 and 2023, have been so incorporated in reliance on the report of Olayinka Oyebola & Co., Houston, TX 77036, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549. You can request copies of such documents by writing to the SEC and paying a fee for the copying cost. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public from the SEC’s website at www.sec.gov. The SEC’s website contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC to register the securities offered hereby under the Securities Act. This prospectus does not contain all of the information included in the registration statement, including certain exhibits and schedules. For further information with respect to our company and the securities offered by this prospectus, as well as the exhibits and schedules to the registration statement, we refer you to the registration statement, those exhibits and schedules, and to the information incorporated by reference in this Prospectus. You may obtain the registration statement and exhibits to the registration statement from the SEC at the address listed above or from the SEC’s website.

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ITEM 11. FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the Director and members of Livento Group, Inc

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of Livento Group, Inc (the “Company”) as of December 31, 2023, and 2022 and the related statements of operations, changes in the stockholders equity and cash flows, for each of the two years in the period ended December 31, 2023, and 2022, and the related notes collectively referred to as the “financial statements”.

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and 2022, and the results of its operations and its cash flows for the year ended December 31, 2023, and 2022, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB. We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole and we are not, by communicating the critical audit matters, providing separate opinions on the critical audit matter or on the accounts or disclosures to which they relate.

Intangible Assets

As disclosed in Note 8 to the financial statements Boxo Production Inc a wholly owned subsidiary of Livento Group, Inc acquired a varieties of intellectual properties e.g motion pictures, television, internet, and other entertainment project from Loredo Investment Limited worth of $22,320,641 through the issuance of 391,590,193 common shares of Livento Group, Inc

We identified the Audit of valuation of the intangible assets as a critical audit matter because it relates to an account disclosure, and it is material to the financial statements and management assumptions used in arriving at the amount of the shares issued as consideration for the acquired assets. Performing audit procedures to evaluate the reasonableness of these estimates and assumptions required a high degree of auditor’s judgement and an increased extent of effort.

The primary procedures we performed include:

1.	We reviewed and challenged the reasonableness of key management assumptions used in arriving at the number of shares issued.
2.	We reviewed the signed assignment and purchase agreements between parties.
3.	We assessed the suitability of the method used by the Management and Loredo Investment Limited in arriving at purchase price of the movie assets.
4.	We review and challenge the method used by the management in determining the market value of the issued shares.

OLAYINKA OYEBOLA & CO.

(Chartered Accountants)

 PCAOB 5968

We have served as the Company’s auditor since November 2022.

March 28th, 2024

Lagos, Nigeria

F-1

Livento Group, INC

(Formerly Nugene International Inc.)

CONSOLIDATED BALANCE SHEETS

	December 31, 2023	December 31, 2022
ASSETS
Current Assets:
Cash	30,634	24,159
Account receivables	682,138	489,910
Other current assets	355,001	121,460
Total Current Asset	1,067,773	635,529

Non-Current Assets
Long term investments	654,288	9,952,880
Intangible Assets (net)	45,137,942	12,726,847
Total Non-Current Assets	45,792,230	22,679,728
Total Assets	$46,860,003	$23,315,257

LIABILITIES AND MEMBERS EQUITY
Current Liabilities:
Account Payable	323,936	139,530
Short term business loan	85,665	62,549
Total current liabilities	$409,602	$202,079
Long-Term Liabilities
Co-Investments	3,428,403	3,046,017
Total Long-Term Liabilities	$3,428,403	$3,046,017
Total Liabilities	$3,838,005	$3,248,096

Stockholder’s Equity:
Preferred stock A, $0.0001 par value, 100 shares authorized and issued at 12/31/2023 and 12/31/2022 respectively.	0	0
Preferred stock Class C, $0.0001 par value, 10,000,000 shares Authorized, 1,204,426 shares issued at 12/31/2023 and 10,000,000 shares Authorized, 1,204,426 shares issued 12/31/2022.	360	120
Preferred stock Class D $0.01 par value, 4,000,000 shares Authorized, and 211,344 shares issued at 12/31/2023 and 1,000,000 shares Authorized, and 211,344 issued 12/31/2022.	13,516	2,113
Preferred stock Class E $0.0001 par value, 75,000 shares Authorized, and 28,000 shares issued at 12/31/2023.	3	0
Preferred stock Class F $0.0001 par value, 75,000 shares Authorized, and 15,000 shares issued at 12/31/2023.	2	0
Non-Controling Interest	11,020
Common stock, $0.0001 par value, 1,000,000,000 shares Authorized, 812,799,962 shares issued at 12/31/2023 and 500,000,000 shares Authorized, 227,001,268 shares issued 12/31/2022.	81,280	22,700
Additional paid-in capital	61,939,774	32,493,023
Accumulated deficit	(19,023,956)	(12,450,797)
Stockholders’ Equity	$43,021,998	$20,067,160

Total Liabilities and Stockholder’s Equity	$46,860,003	$23,315,257

The accompanying notes are an integral part of these consolidated financial statements.

F-2

Livento Group, INC

(Formerly Nugene International Inc.)

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2023	For the Year Ended December 31, 2022
Revenue	$2,005,789	$1,966,202
Cost of revenue	2,940,555	2,071,289
Gross Margin	(934,767)	(105,087

General and Admin Expense	5,396,566	358,231
Professional Fee	209,563	120,750
Rent Expense	5,544	3,366
	5,611,673	482,347
Taxation	-	-
Loss from operations	(6,546,440)	(587,434)
Other Income / (Expense)	288	100,277)
Net loss for the year	$(6,546,152)	$(487,158)

The accompanying notes are an integral part of these consolidated financial statements.

F-3

LIVENTO GROUP, INC

(Formerly Nugene International Inc)

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Series A Preferred Stock		Series C Preferred Stock		Series D Preferred Stock		Common stock		Additional
	No. of shares	Amount	No. of shares	Amount	No. of shares	Amount	No. of shares	Amount	Paid in capital	Accumulated Deficit	Shareholder’s equity
Balance as of January 1, 2022	100	0	-	-	-	-	765,895,613	76,590	32,074,932	-11,963,639	20,187,883
Conversion of Note	-	-	-	-	-	-	77,588,249	7,759	-7,759		-
Issuance of Series C Preferred Shares to David Stybr and their cancelation	-	-	-	-	-	-	-	-	-	-	-
Series D Preferred Shares issued for services	-	-	-	-	141,630	1416	-	-	-1,416	-	-
Sales of Series D Preferred Shares	-	-	-	-	69,714	697	-	-	365,738	-	366,435
Cancelation of Common shares and their transformation to Series C Preferred Shares	-	-	1,164,826	116	-	-	-116,482,594	-11,648	11,532	-	0
Cancelation of Common shares by former director	-	-	-	-	-	-	-500,000,000	-50,000	50,000	-	-
Sales of Series C Preferred Shares	-	-	39,600	4	-	-	-	-	-4	-	-0
Net Loss for the year ended	-	-	-	-	-	-	-	-	-	-487,158	-487,158
Balance as of December 31, 2022	100	0	1,204,426	120	211,344	2,113	227,001,268	22,700	32,493,023	-12,450,797	20,067,160

F-4

	Series A Preferred Stock		Series C Preferred Stock		Series D Preferred Stock		Series E Preferred Stock		Series F Preferred Stock		Common stock
	No. of shares	Amount	No. of shares	Amount	No. of shares	Amount	No. of shares	Amount	No. of shares	Amount	No. of shares	Amount	Additional Paid in capital	Non-controlling interest	Accumulated Deficit	Shareholder’s equity
Balance as of January 1, 2023	100	0	1,204,426	120	211,344	2,113	-	-	-	-	227,001,268	22,700	32,493,023	-	-12,450,797	20,067,160
Sales of Series C Preferred Shares	-	-	2,681,495	268	-	-	-	-	-	-	-	-	-	-	-	268
Sales of Series D Preferred Shares	-	-	-	-	1,533,990	15,339.90		-		-	-	-	-	-	-	15,340
Transformation of Preferred share class and transformation to Common shares	-	-	-283,465	-28	-393,696	-3,936		-		-	194,208,501	19,421	-	-	-	15,457
Change in additional paid capital	-	-	-	-	-	-	-	-	-	-	-	-	29,446,751		-	29,446,751
Livento Europe Non-controlling stake	-	-	-	-	-	-	-	-	-	-			-	11,020		11,020
Net Loss for the year ended	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-6,546,152	-6,546,152
Sales of Preferred Shares E and F							30,000	3,00	10.000	1						4
Common shares issued for assets acquisitoins											391,590,193	39,159				39,159
Balance as of December 31, 2023	100	0	3,602,456	360	1,351,638	13,515.94	30,000	3	10,000	1	812,799,962	81,280	61,939,774	11,020	-19,023,956	43,021,998

The accompanying notes are an integral part of these consolidated financial statements.

F-5

LIVENTO GROUP, INC

(Formerly Nugene International Inc)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 2023	For the Year Ended December 2022

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(6,546,152)	$(487,158)
Adjustments to reconcile net loss to net cash used in operating activities:
Foreign currency translation adjustments	(3,798)	0
Amortization	1,839,634	1,677,410
Shares issued for services	4,079,961	0
Changes in operating assets and liabilities:
Accounts Receivable	(180,758)	(489,910)
Accounts Payable	105,086	(119,370)
Other Current Assets	(67,427)	(121,460)
Other Current Liabilities	340,314	62,549
Total Adjustments to reconcile Net Income to Net Cash provided by operations:	6,113,012	1,009,219
Net Cash Used in Operating Activities	(-433,140)	522,061

CASH FLOWS FROM INVESTING ACTIVITIES:
Long Term Investments	(5,360)	(23,521)
Purchase of Intangible Assets	(1,408,600)	(3,455,000)
Cash proceed for sale of investments	0	2,000,000
Property & Equipment	0	0
Deposits	0	0
Security Deposits Asset	0	0
Net Cash Used in Investing Activities	(1,413,960)	(1,478,521)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceed from sale of Stock	1,497,572	366,435
Contribution by owners	0	0
Dividends Paid	0	0
Proceed from note payable	356,003	130,000
Net Cash Provided by Financing Activities	1,853,575	496,435

NET INCREASE IN CASH	6,475	(460,024)

CASH AT BEGINNING OF YEAR	24,159	484,183

CASH AT END OF YEAR	$30,634	$24,159

The accompanying notes are an integral part of these financial statements.

F-6

LIVENTO GROUP, INC

Notes to Consolidated Financial Statements

December 31, 2023, and 2021

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Nugene International, Inc (formerly Bling Marketing) was incorporated in Nevada. On March 24, 2022, Livento Group LLC announced the acquisition of NUGN and confirmed a change in its business model, redirecting its focus to Livento’s three primary sectors: real estate finance & development, artificial intelligence, machine learning technology, and film and television production.

Livento Group LLC was acquired by Nugene International Inc, and the transaction was accounted for on a historical cost basis of Nugene International Inc i.e. (Ultimate Parent Basis). The Members capital of Livento Group LLC was recorded in the Additional paid in capital of Nugene International Inc.

Livento Group LLC was incorporated on 01/10/2020 in Delaware, USA. The business purpose of the company is management and business holding company for real estate and artificial intelligence services. Its focus in real estate is on residential development in Czech Republic and in artificial intelligence development of portfolio software used by asset managers to determine best mix of stocks from selected index.

Change in Control

In March, 2022, Ms. Hoffman sold her Series A Preferred stock in the Company and certain shares of Series C Preferred Stock to Livento Group, LLC, a limited liability company formed by Mr. Stybr in 2020, for $200,000. Also in March 2022, Mr. Stybr, agreed to contribute Livento Group, LLC to the Company in exchange for a transfer to him of the Series A Preferred Stock which gave Mr. Stybr voting control of the Company. Mr. Stybr was the sole member and manager of Livento Group LLC prior to such transfer, and has over $19,000,000 invested in the entity. The Series C Preferred Stock purchased by Livento Group, LLC was cancelled shortly after it was acquired by Livento. Following such cancellation, Livento Group LLC, and Mr. Stybr, owned/controlled 100 shares of Series A Preferred Stock of the Company, which has 51% voting rights. As a result of these transactions our current operations are the operations of Livento Group, LLC.

The company’s registered office is located in the State of Delaware, 19 Holly Cove Ln., City of Dover, Kent, 19901, Head office on 17 State Street, Suite 4000, New York, NY, 10004.

The Company’s founder and director is David Stybr

F-7

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The audited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Basis of Consolidation

The consolidated financial statement comprises the financial statement of Livento Group Inc. (The Company) and the subsidiaries Livento Group LLC, Livento Services Inc., Livento AI & Robotics Solutions Inc., BOXO Productions Inc., Livento Europe a.s., Novel-ti, Vector Power Works sro and BOXO Technology Inc. as of December 31, 2023.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the estimated useful lives of property and equipment. Actual results could differ from those estimates.

Concentrations of Credit Risk

The Company maintains its cash in bank deposit accounts, the balances of which at times may exceed federally insured limits. The Company continually monitors its banking relationships and consequently has not experienced any losses in its accounts. Management believes the Company is not exposed to any significant credit risk on cash.

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. As of December 31, 2022, and 2023 there is $24,159 and $30,634 in cash equivalent.

Accounts Receivable

Management reviews accounts receivable periodically to determine if any receivables will potentially be uncollectible. Management’s evaluation includes several factors including the aging of the accounts receivable balances, a review of significant past due accounts, economic conditions, and our historical write- off experience, net of recoveries. The Company includes any accounts receivable balances that are determined to be uncollectible, along with a general reserve, in its allowance for doubtful accounts. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. The Company’s allowance for doubtful accounts was $0 and $0 as of December 31, 2023, and December 31, 2022, respectively.

F-8

Fair Value of Financial Instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP) and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1: Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2: Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3: Pricing inputs that are generally unobservable inputs and not corroborated by market data.

The carrying amount of the Company’s financial assets and liabilities, such as cash and accrued expenses approximate their fair value because of the short maturity of those instruments. The Company’s notes payable approximate the fair value of such instruments based upon management’s best estimate of interest rates that would be available to the Company for similar financial arrangements at December 31, 2023 and 2022.

Revenue Recognition

Revenue is recognized when a customer obtains control of promised goods or services and is recognized in an amount that reflects the consideration that an entity expects to receive in exchange for those goods or services. In addition, the standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The amount of revenue that is recorded reflects the consideration that the Company expects to receive in exchange for those goods. The Company applies the following five-step model in order to determine this amount: (i) identification of the promised goods in the contract; (ii) determination of whether the promised goods are performance obligations, including whether they are distinct in the context of the contract; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when (or as) the Company satisfies each performance obligation.

The Company recognizes software service fees over time as performance obligations are satisfied over the life of the service, usually, with an average duration of one year. Payments received in advance from customers are recorded as “Deferred revenues.” Such advance payments received are non-refundable after the thirty days refund period.

The cost of revenue consists primarily of the outsourced information technology support service, internal employees, consultants, service charges for cloud computing, and related expenses, which are directly attributable to the revenues.

F-9

S/N	Type of services	Nature, Timing of satisfaction of performance obligation and significant payment terms	Revenue Registration
1	Income from Elissee Software	Elisee involves in the business of analysis of data sets for DJIA and DAX indexes. The contracts for Elisee are generally for 12 months. The billing for Elisee is quarterly with 60 days collection period.

Revenue is recognized by the company not only when delivery note and invoice has been signed and confirmed by the customer, but at the end of each quarter over the 12 months period after service has been delivered to the customers.

When the company expects to be entitled to breakage (forfeiture of substandard services), the company recognizes the expected amount of breakage in proportion to the services provided versus the total expected network services to be provided. Any unexpected amounts of breakage are recognized when the unused value of network services expire

2	Management service income

The company rendered Management services to (Global Dot Logistics, Retinvest-AB, Thun Development Services) contains consultingt services mainly, but not limited to:

- budgeting

- contract check and preparation

- project works

- reporting and control of works

- analysis of available opportunities for acquisitions

The company recognize revenue when the services have been provided

The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. Once a contract is determined to be within the scope of ASC 606 at contract inception, the Company reviews the contract to determine which performance obligations the Company must deliver and which of these performance obligations are distinct. The Company recognizes as revenues the amount of the transaction price that is allocated to the respective performance obligation when the performance obligation is satisfied or as it is satisfied. Generally, the Company’s performance obligations are transferred to customers at a point in time, typically upon delivery.

Income taxes

The Company follows Section 740-10-30 of the FASB Accounting Standards Codification, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the fiscal year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the fiscal years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Statements of Income in the period that includes the enactment date.

The Company adopted section 740-10-25 of the FASB Accounting Standards Codification (“Section 740-10-25”) with regards to uncertainty income taxes. Section 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under Section 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. The Company had no material adjustments to its liabilities for unrecognized income tax benefits according to the provisions of Section 740-10-25.

Recently Issued Accounting Pronouncements

Topic 606, Revenue from Contracts with Customers, of the Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC). The guidance in ASC 606 was originally issued by the FASB in May 2014 in Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (Topic 606). Since then, the FASB has issued several ASUs that have revised or clarified the guidance in ASC 606. The Company is in the process of evaluating the impact of this accounting standard update.

F-10

On June 20, 2018, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2018-07, Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. ASU 2018-07 is intended to reduce cost and complexity and to improve financial reporting for share-based payments to nonemployees (for example, service providers, external legal counsel, suppliers, etc.). Under the new standard, companies will no longer be required to value non-employee awards differently from employee awards. Meaning that companies will value all equity classified awards at their grant-date under ASC718 and forgo revaluing the award after this date. The guidance is effective for interim and annual periods beginning after December 15, 2018.

In January 2017, the Financial Accounting Standards Board (“FASB”) issued an Accounting Standards Update (“ASU”) 2017-01, Business Combinations (Topic 805) Clarifying the Definition of a Business. The amendments in this update clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. The guidance is effective for interim and annual periods beginning after December 15, 2017 and should be applied prospectively on or after the effective date. The Company is in the process of evaluating the impact of this accounting standard update.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). ASU 2016-02 requires lessees to recognize lease assets and lease liabilities on the balance sheet and requires expanded disclosures about leasing arrangements. ASU 2016-02 is effective for fiscal years beginning after December 31, 2018 and interim periods in fiscal years beginning after December 31, 2018, with early adoption permitted. The Company is in the process of evaluating the impact of this accounting standard update.

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

NOTE 4 – PREFERRED STOCK AND STOCKHOLDERS DEFICIT

Amendments to Articles of Incorporation

On October 18th, 2023, the Company amended its Articles of Incorporation giving its Board of Directors the power to issue up to 1,000,000,000 shares of Common Stock, and to fix the rights, preferences and privileges of each class of common stock so created. No shareholder approval is required in connection with the creation of classes of preferred stock under this authority and the setting of the rights, preferences, and privileges of such shares. The Board of Directors acted to create new series of preferred shares, Series D Preferred Stock.

Series C Preferred Stock

On December 31, 2023, Livento Group, Inc had total 3,602,456 shares of our Series C Preferred Shares. The Series C Preferred Shares have preference in liquidation and are convertible into common shares. The Board believes that this was necessary so that the Company maintains a consistent vision going forward that can only be achieved if the Founder’s vision is maintained. This vision is the same vision that all current shareholders bought into as evidenced by their investment into the Company. To ensure that the founder’s vision is maintained, it is necessary that no outsider person or group can gain voting control from the founder as the Company.

Series D Preferred Stock

Series D Preferred Stock are Preferred which allows the Board of Directors to subdivide and/or determine the rights, privileges, and other features of this stock. Till December 31, 2023, the Company issued 1,351,638 Series D preferred shares from 1 million 4,000,000 shares authorized. The par value is $0.01 per share.

F-11

Series E Preferred Stock

Series E Preferred Stock are Preferred which allows the Board of Directors to subdivide and/or determine the rights, privileges, and other features of this stock. Till December 31, 2023, the Company issued 28,000 Series E preferred shares from 40 thousand (40,000) shares authorized. The par value is $0.0001 per share.

Series F Preferred Stock

Series F Preferred Stock are Preferred which allows the Board of Directors to subdivide and/or determine the rights, privileges, and other features of this stock. Till December 31, 2023, the Company issued 15,000 Series F preferred shares from 75 thousand (75,000) shares authorized. The par value is $0.0001 per share.

Series A Preferred Stock

Series A Preferred Stock The holders of the Preferred Stock will have the voting rights as described in this Section 4 or as required by law. For so long as any shares of the Preferred Stock remain issued and outstanding, the holders thereof, voting separately as a class, shall have the right to vote on all shareholder matters equal to fifty-one percent (51%) of the total vote. For example, if there are 10,000 shares of the Company’s common stock issued and outstanding at the time of a shareholder vote, the holders of the Preferred Stock, voting separately as a class, will have the right to vote an aggregate of 10,400 shares, out of a total number of 20,400 shares voting. For the sake of clarity, and in an abundance of caution, the total voting shares outstanding at the time of any and all shareholder votes(i.e., the total shares eligible to vote on any and all shareholder matters) shall be deemed to include (a) the total common stock shares outstanding; (b) the voting rights applicable to any outstanding shares of preferred stock, other than the Series A Preferred Stock, if any; and (c) the voting rights attributable to the Series A Preferred Stock, as described herein, whether such series A Preferred Stock share are voted or not.

NOTE 5– INCOME TAXES

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company has evaluated Staff Accounting Bulletin No. 118 regarding the impact of the decreased tax rates of the Tax Cuts & Jobs Act. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The U.S. federal income tax rate of 21% is being used due to the new tax law recently enacted.

NOTE 6 – COMMON-CONTROL TRANSACTION - ASC 805-50

Livento Group, LLC Transfer 100% of its shares to Nugene International Inc in exchange of A class voting shares and C class shares, of net assets, this was an exchange of equity interests between entities under the control of the same parent.

Nugene International Inc, recognize the net assets received at historical carrying amounts, as reflected in the parent’s financial statements of Livento Group, LLC.

On January 26, 2020, Emergent, LLC (“Emergent”), a Nevada LLC controlled by Milan I Hoffman, was appointed the custodian of the Company and proceeded to revive the Company’s existence and resolve its outstanding indebtedness. This was completed as to all indebtedness except for one convertible rate promissory note of $120,000. In March 14th, 2022, Ms. Hoffman sold her Series A Preferred stock in the Company and certain shares of Series C Preferred Stock to Livento Group, LLC, a limited liability company formed by Mr. Stybr in 2020, for $200,000. Also in March 2022, Mr. Stybr, agreed to contribute Livento Group, LLC to the Company in exchange for a transfer to him of the Series A Preferred Stock which gave Mr. Stybr voting control of the Company. Mr. Stybr was the sole member and man-ager of Livento Group LLC prior to such transfer, and has over $19,000,000 invested in the enti-ty. The Series C Preferred Stock purchased by Livento Group, LLC was cancelled shortly after it was acquired by Livento. Following such cancellation, Livento Group LLC, and Mr. Stybr, owned/controlled 100 shares of Series A Preferred Stock of the Company, which has 51% voting rights. As a result of these transactions our current operations are the operations of Livento Group, LLC.

F-12

Concentration of Revenues

Livento Group, Inc. & Livento Group LLC

Profit & Loss Prev. Years Comparison

Accrual Basis

As of December 31, 2023, December 31, 2022, and December 31, 2021

	Dec 30, 2023	Dec 31, 2022	Dec 31, 2021
Ordinary Income/Expense
Income
Revenues	1,966,202	1,966,202	1,840,866
Sales Discounts	0	0	0
Total Income	2,005,789	1,966,202	1,840,866

Cost of Goods Sold
Merchant Account Fees	0	0	0
Professional fees RTS	1,074,694	393,879	345,000
Amortization RTS	1,865,862	1,677,410	714,589
Total COGS	2,940,555	2,071,289	1,059,589

Gross Profit	(934,767)	(105,087)	781,277

Expense
Advertising & marketing	339,230	55,112	0
Computer and Internet Expenses	0	0	334,500
Bank Charges	10,443	1,048	267
Commissions & fees	65,035	15,292	0
Contract labor	516,835	129,467	0
Contractors	5,475	5,500	0
General business expenses	32,815	33,073	0
Interest paid	0	21,954	0
Legal & accounting services	126,241	55,272	0
Professional Fees	209,563	120,750	574,009
Office expenses	6,896	2,421	0
Payroll expenses	191,000	42,000	0
Rent	5,544	3,366	87,100
Travel	19,238	7,093	0
Uncategorized Expense	4,081,376	0	0
Total Expense	5,611,673	482,347	995,876

Net Ordinary Income	(6,546,440)	(587,434)	(214,598)

Other Income/Expense
Other Income	57	100,001	0
Other Expense	(231)	(276)	281
Net Other Income	288	100,277	(281)

Net Income	(6,546,152)	(487,158)	(214,879)

F-13

NOTE 7 – LONG TERM INVESTMENTS

Long-term investments for share in bFlex are $627,470 and was accounted for, using accounting policy for Revenue Recognition, ASC 606 five step model.

Cost Capitalization

The cost of Real Estate includes the purchase price of the property, legal fees and other acquisition costs. Costs directly related to planning, developing, initial leasing and constructing a property are capitalized and classified as Real Estate in the Consolidated Balance Sheets. Capitalized development costs include interest, property taxes, insurance, and other direct project cost incurred during the period of development.

ASC 970 Real Estate - General

The costs of Real Estate Projects include specifically identifiable costs. The capitalized costs include pre-construction costs essential to the development of the property, development costs, construction costs, interest costs, real estate taxes, salaries and related costs and other costs incurred during the period of development. We consider a construction project as substantially completed and held available for occupancy or sale upon the receipt of certificates of occupancy, but no later than one year from cessation of major construction activity. We cease capitalization on the portion (1) substantially completed and (2) occupied or held available for occupancy, and we capitalize only those costs associated with the portion under construction.

Real Estate Held for Sale

The Company considers Real Estate to be assets held for sale when (1) management commits to a plan to sell the Real Estate; (2) the Real Estate will be available for sale in its present condition and (3) the Real Estate will be marketed for sale at a price that is reasonable given our estimate of current market value. Upon designation of a Real Estate as an asset held for sale, we record the Real Estate’s value at the lower of its’ carrying value or its estimated net realizable value.

Real Estate Projects

Real Estate are stated at cost. Depreciation is provided using the straight-line and accelerated methods for financial and tax reporting purposes, respectively, over the estimated useful lives of the assets. Buildings will have an estimated useful life of 20 years. Land is an indefinite lived asset that is stated at fair value at date of acquisition.

Revenue Recognition

On January 1, 2018, the Company adopted Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in ASC Topic 605, Revenue Recognition. Results for reporting periods beginning after December 31, 2021, are presented under Topic 606.

Under Topic 606, revenue is recognized when control of the promised goods or services is transferred to our customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services. The new guidance sets forth a new five-step revenue recognition model which replaces the prior revenue recognition guidance in its entirety and is intended to eliminate numerous industry-specific pieces of revenue recognition guidance that have historically existed in U.S. GAAP. The underlying principle of the new standard is that a business or other organization will recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects what it expects to receive in exchange for the goods or services. The standard also requires more detailed disclosures and provides additional guidance for transactions that were not addressed completely in the prior accounting guidance.

F-14

The Company reviewed all agreements at the date of initial application and elected to use the modified retrospective transition method, where the cumulative effect of the initial application is recognized as an adjustment to opening retained earnings on December 31, 2021. Considering there was no revenue in prior periods, the adoption of the new revenue recognition guidance had no transition impact.

The Company determines revenue recognition through the following steps:

●	identification of the agreement, or agreements, with a buyer and/or investor;
●	identification of the performance obligations in the agreement for the sale of lots including delivering title to the property being acquired from ILA;
●	determination of the transaction price;
●	allocation of the transaction price to the lots purchased when issued with equity or warrants to purchase equity in the Company; and
●	recognition of revenue when, or as, we satisfy a performance obligation such as delivering title to lots purchased.

Revenue is measured based on considerations specified in the agreements with our customers. A contract exists when it becomes a legally enforceable agreement with a customer. The contract is based on either the acceptance of standard terms and conditions as stated in our agreement of lot sales or the execution of terms and conditions contracts with third parties and investors. These contracts define each party’s rights, payment terms and other contractual terms and conditions of the sale. Consideration was historically paid prior to transfer of title as stated above and in future land sales, the Company plans to transfer title to buyers at the time consideration has been transferred if the acquisition of the property has been completed by the Company. The Company applies judgment in determining the customer’s ability and intention to pay, however collection risk is mitigated through collecting payment in advance or through escrow arrangements. A performance obligation is a promise in a contract or agreement to transfer a distinct product or item to the customer, which for us is transfer of title to our buyers. Performance obligations promised in a contract are identified based on the property that will be transferred to the customer that are both capable of being distinct and are distinct in the context of the contract, whereby the transfer of the property is separately identifiable from other promises in the contract. We have concluded the sale of property and delivering title is accounted for as the single performance obligation.

The implementation of ASC 606, have a material impact of US$7,171,659 on the Company’s consolidated financial statements.

Effective January 1, 2018, the Company adopted the guidance of ASC 610-20, Other Income - Gains and Losses from the Derecognition of Nonfinancial Assets (“ASC 610-20”), which applies to sales or transfers to noncustomers of nonfinancial assets or in substance nonfinancial assets. Generally, the Company’s sales of its real estate properties would be considered a sale of a nonfinancial asset as defined. Under ASC 610-20, the Company will derecognize the asset and recognize a gain or loss on the sale of the real estate when control of the underlying asset transfers to the buyer. During the twelve months ended December 31, 2023, and 2021, the Company has US$2,000,000 in revenue from the sale of real estate properties. As a result of the adoption of ASU 610-20, there was an impact to the Company’s consolidated financial statements.

NOTE 8 – INTANGIBLE ASSETS

These Intangible Assets are in the form of Movies and A&I Machine learning programs, acquired by Licensing agreements and other costs for development from August 25th, 2020 to December 31st, 2023. The accounting policy used for Revenue Recognition is ASC 606 five step model. The details below are the license terms of the movies and A&I machine learning program.

F-15

Movie projects

Name of the intangible asset	Movie Projects
what the intangible assets is to be used for	We invest into movie development projects and this asset class contains intellectual rights to books, movies, scripts. We further develop the asset via developing complete movie script that is further offered to large distribution studios in entertainment industry that will sell the project so BOXO can produce the asset to full movie. Assets as well can be separately sold if there is buyer with interest.

Duration for the construction / completion of the intangible assets	Each movie asset needs 15-18 months to reach completion.
Expectation of revenue generation from the acquisition of the asset	Asset once pre-sold to distributor receives 40% margin revenue and once in cinemas and /or online streamers, BOXO receives revenue share in share of 15-25%.
Expected useful life of the assets upon completion	Movie asset package has expected value for 15 years.
How the assets are to be amortized	The company amortizes capitalized film cost when a film is released, and it begins to recognize revenue from the film.
Amount expended on research	The cost to produce this asset is currently USD 32,657,257 and contains works of people, licenses, and acquisition of initial projects.

Acquisition of Intangible Asset - Movies
Date	Note	Amount
08/25/2020	Script Carnival Killers acquisition	1,050,600
09/10/2020	Script writers Carnival	530,000
08/24/2021	Script writers Carnival	1,660,000
11/11/2021	Producer fees	475,000
03/05/2022	Running Wild works	205,000
05/04/2022	Running Wild works	50,000
05/04/2022	Running Wild works	50,000
05/04/2022	Running Wild works	50,000
07/18/2022	Carnival Killers works	40,000
07/18/2022	Kids Movie 1	100,000
09/14/2022	Kids Movie 1 script	525,000
09/14/2022	Movie X script	525,000
09/14/2022	Producers works Movie BR	525,000
09/14/2022	Movie X script writers	525,000
09/25/2022	TV Series	2,916,017
10/13/2022	Producer Works Script	30,000
10/19/2022	Movie X script writers	600,000
11/10/2022	Producer Work Movie BR	30,000
11/28/2022	R. U. ROBOT S.R.O. Savage	100,000
12/09/2022	Director Work Movie BR	30,000
12/23/2022	Director Work Movie BR	20,000
12/29/2022	Kids Movie 1 script	50,000
01/13/2023	Carnival of Killers	100,000
02/06/2023	Running Wild works	50,000
03/02/2023	Movie RU1	100,000
05/26/2023	Acquisitoin of movies	22,320,641
TOTAL		32,657,258

F-16

A&I machine learning program - Elisee

Name of the intangible asset	A&I machine learning program – Elisee
What the intangible assets is to be used for	Contains algorithms and code to analyze large portions of data within closed portfolio of items in order to set their best performing distribution within the portfolio.
Duration for the construction / completion of the intangible assets	Development started in 2018 and continues to present time. Company has several consultants and pays data and servers to upgrade and finalize the system.
Expectation of revenue generation from the asset	The asset currently generates app USD 1.5 million per year and we expect from 2025 to produce USD 2.8 million as we are able to offer upgraded version to more clients.
Expected useful life of the assets upon completion	Based on the recommendation from the system developers and technological changes the company policy is to amortize A&I Learning Program for 3 years. The company will conduct an annual impairment test to reassess our assumptions on the estimated useful life.
Amortization	The company amortizes capitalized film cost when a film is released, and it begins to recognize revenue from the film.

Pursuant to ASC 926-20-35, Livento Group, LLC amortizes capitalized movies cost when a movie is released, and it begins to recognize revenue from the film. These costs for an individual film are amortized and participation costs are accrued to direct operating expenses in the proportion that current year’s revenues bear to management’s estimates of the ultimate revenue at the beginning of the current year expected to be recognized from the exploitation, exhibition or sale of such film. Ultimate revenue includes estimates over a period not to exceed ten years following the date of initial release of the motion picture.

Under Topic 606, revenue is recognized when control of the promised goods or services is transferred to our customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services. The new guidance sets forth a new five-step revenue recognition model which replaces the prior revenue recognition guidance in its entirety and is intended to eliminate numerous industry-specific pieces of revenue recognition guidance that have historically existed in U.S. GAAP. The underlying principle of the new standard is that a business or other organization will recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects what it expects to receive in exchange for the goods or services. The standard also requires more detailed disclosures and provides additional guidance for transactions that were not addressed completely in the prior accounting guidance.

The Company reviewed all agreements at the date of initial application and elected to use the modified retrospective transition method, where the cumulative effect of the initial application is recognized as an adjustment to opening retained earnings on December 31, 2022. Considering there was no revenue in prior periods, the adoption of the new revenue recognition guidance had no transition impact.

The Company determines revenue recognition through the following steps:

●	identification of the agreement, or agreements, with a buyer and/or investor;
●	identification of the performance obligations in the agreement for the sale of lots including delivering title to the property being acquired from ILA;
●	determination of the transaction price;
●	allocation of the transaction price to the lots purchased when issued with equity or warrants to purchase equity in the Company; and
●	recognition of revenue when, or as, we satisfy a performance obligation such as delivering title to lots purchased.

Research expenses are currently USD 6,190,830 including initial acquisition of the asset and continues investments into data, consultants, and servers. These expenses don’t include general costs, marketing and other indirect costs occurred during the time.

F-17

Acquisition of Intangible Asset – Elisee
Date	Note	Amount
01/10/2020	Elisee System Development	2,500,000
03/25/2020	Elisee System Development	70,030
06/30/2020	Elisee System Development	240,000
09/30/2020	Elisee System Development	260,000
12/31/2020	Elisee System Development	250,000
06/30/2021	Database of stock for analysis 2q	60,000
06/30/2021	DEBIT PAYMENT TO ICONIC LABS PLC ref 1368435	295,000
11/25/2021	Database of stock for analysis 3q	107,200
12/31/2021	Elisee System Development	1,250,000
06/30/2023	Capitalization of Costs	760,000
09/30/2023	Capitalization of Costs	240,000
12/31/2023	Capitalization of Costs	158,600
TOTAL		5,032,230

Amortization of Intangible Asset – Elisee
Date	Note	Amount
06/30/2021	Amortization	102,084
09/30/2021	Amortization	306,253
12/31/2021	Amortization	306,253
TOTAL		714,589

Date	Note	Amount
03/31/2022	Amortization	419,353
06/30/2022	Amortization	419,353
09/30/2022	Amortization	419,353
12/31/2022	Amortization	419,353
TOTAL		1,677,410

Date	Note	Amount
03/31/2023	Amortization	419,353
06/30/2023	Amortization	419,353
09/30/2023	Amortization	482,686
12/31/2023	Amortization	502,686
TOTAL		1,824,076

Net value of Intangible Asset - A&I machine learning program		1,974,754

Pursuant to ASC 926-20-50-1, Livento Group, LLC disclose its methods of accounting for film costs, including, but not limited to, the following: The method(s) used in computing amortization.

The method used for the accounting of movie cost for Revenue Recognition, is ASC 606 five step model.

The Company determines revenue recognition through the following steps:

●	identification of the agreement, or agreements, with a buyer and/or investor;
●	identification of the performance obligations in the agreement for the sale of lots including delivering title to the property being acquired from ILA;
●	determination of the transaction price;
●	allocation of the transaction price to the lots purchased when issued with equity or warrants to purchase equity in the Company; and
●	recognition of revenue when, or as, we satisfy a performance obligation such as delivering title to lots purchased.

Pursuant to ASC 926-20-35, Livento Group, LLC amortizes capitalized movies cost when a movie is released, and it begins to recognize revenue from the film. These costs for an individual film are amortized and participation costs are accrued to direct operating expenses in the proportion that current year’s revenues bear to management’s estimates of the ultimate revenue at the beginning of the current year expected to be recognized from the exploitation, exhibition or sale of such film. Ultimate revenue includes estimates unlimited period following the date of initial release of the movies.

NOTE 9 - SUBSEQUENT EVENTS

In accordance with ASC Topic 855, “Subsequent Events”, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date, but the financial statements are issued, the Company has evaluated all events or transactions that occurred after December 31, 2023, up through the date the Company issued the audited consolidated financial statements and identify the understated.

On January 25, 2024, the Company entered into a securities purchase agreement (the “Equity Line Purchase Agreement”) with an accredited investor (the “Equity Line Investor”), Equity Line Purchase Agreement allows the Company to sell up to $500,000 of shares of the Company’s common stock (the “Shares”) which price calculate as 90% of lowest VWAP over 5 days period. Accredited investor can consider to acquire warrants up to up to 55,555,556 Shares being equivalent of $15 million valuation of the outstanding shares during upcoming 5 years (the “Equity Line Warrant”) from the Company.

Pursuant to the Purchase Agreement, the Company agreed to file a resale registration statement covering the resale of the Securities with the SEC and to use best efforts to cause such resale registration statement to be declared effective by the SEC within certain time frames.

At the time of this 10K filing, the S1 has received comments from the SEC which the company is preparing a response to. The company intends to pursue this S1 filing until the SEC issues an 'effective statement' for this S1.

F-18

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates, except for the SEC registration fee:

Amount to be Paid
SEC registration fee	$1,500
Legal fees and expenses	30,000
Accounting expenses	30,000
Total expenses	$61,500

Item 14. Indemnification of Directors and Officers.

We will be governed by the Nevada General Corporation Law (“NGCL”). Section 145 of the NGCL provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was or is an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that such person’s conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

Our certificate of incorporation will authorize the indemnification of its officers and directors, consistent with Section 145 of the NGCL.

Reference is made to Section 102(b)(7) of the NGCL, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the NGCL, which provides for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions or (iv) for any transaction from which a director derived an improper personal benefit.

We have not at the time of this filing, but we intend to shortly thereafter, entered into indemnification agreements with each of our directors and officers. These indemnification agreements may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. In addition, as permitted by Delaware law, our certificate of incorporation will include provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director.

We intend to arrange general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

II-1

Item 15. Recent Sales of Unregistered Securities.

The following information relates to all securities issued or sold by us since our fiscal year end not registered under the Securities Act.

Date of Transaction	Transaction type	Number of Shares Issued (or cancelled)	Class of Securities	Individual/ Entity Shares were issued to	Reason for share issuance (e.g., for cash or debt Conversion)-OR-Nature of Services Provided	Restricted or Unrestricted as of this filing.	Exemption or Registration Type.
01.11.2023	New	7 000 000	Common	Kalimdor LLC	Conversion of the Note	Unrestricted
01.05.2023	New	20 000	Preferred D	Tom Miguel Claude Thomas	Purchase	Restricted	144
01.09.2023	New	10 000	Preferred D	Phil Chemerika	Purchase	Restricted	144
01.10.2023	New	8 540	Preferred D	Phil Chemerika	Purchase	Restricted	144
01.03.2023	New	909	Preferred D	Lynda Raposo-Morris	Purchase	Restricted	144
01.04.2023	New	3 333	Preferred D	Taneesha Pounder	Purchase	Restricted	144
01.03.2023	New	3 571	Preferred D	Seth Rush	Purchase	Restricted	144
01.03.2023	New	430	Preferred D	Michael Henriksen	Rewards	Restricted	144
01.10.2023	New	4 340	Preferred D	Edward Suksdorf JR.	Rewards	Restricted	144
01.03.2023	New	455	Preferred D	Joseph M. Pankowski	Rewards	Restricted	144
01.25.2023	New	220	Preferred D	Michael Henriksen	Rewards	Restricted	144
02.16.2023	New	4 000 000	Common	Kalimdor LLC	Conversion of the Note	Unrestricted
02.01.2023	New	2 702	Preferred D	Mark Reichl	Rewards	Restricted	144
02.08.2023	New	6 410	Preferred D	Aaron S Holder	Purchase	Restricted	144
02.09.2023	New	2 040	Preferred D	Erik Reynolds	Purchase	Restricted	144
02.09.2023	New	3 191	Preferred D	Christopher Korba	Purchase	Restricted	144
02.16.2023	New	11 212	Preferred D	D Claw Inc	Purchase	Restricted	144
02.17.2023	New	3 600	Preferred D	Aaron S Holder	Purchase	Restricted	144
02.21.2023	New	12 500	Preferred D	Tom Miguel Claude Thomas	Purchase	Restricted	144
02.24.2023	New	3 369	Preferred D	Jan Horyna	Rewards	Restricted	144
02.24.2023	New	2 997	Preferred D	Jan Valenta	Rewards	Restricted	144
02.24.2023	New	1 500	Preferred D	Katerina Zelezna	Rewards	Restricted	144
02.24.2023	New	1 500	Preferred D	Michaela Zelezna	Rewards	Restricted	144
02.24.2023	New	20 000	Preferred D	Vaclava Zelezna	Rewards	Restricted	144
02.24.2023	New	40 636	Preferred D	Michal Zelezny	Rewards	Restricted	144
02.27.2023	New	1 041	Preferred D	Madison Geidl	Purchase	Restricted	144
02.27.2023	New	5 000	Preferred D	Roman Kacin	Purchase	Restricted	144
02.27.2023	New	5 000	Preferred D	Christopher Korba	Purchase	Restricted	144
03.06.2023	New	6 250	Preferred D	VVT (Hana Hajová)	Purchase	Restricted	144

II-2

03.07.2023	New	1 250	Preferred D	Jonathon Paul Tingle	Purchase	Restricted	144
03.07.2023	New	420	Preferred D	Michael Henriksen	Rewards	Restricted	144
03.07.2023	New	20 000	Preferred D	Daniel Michálek	Rewards	Restricted	144
03.09.2023	New	13 888	Preferred D	Greg Weinberg	Purchase	Restricted	144
03.13.2023	New	6 250	Preferred D	Kerberos Invest sro	Purchase	Restricted	144
03.13.2023	New	4 533	Preferred D	Romano Capital LLC	Rewards	Restricted	144
03.28.2023	New	14242	Preferred D	Lynda Raposo-Morris	Purchase	Restricted	144
03.29.2023	New	50 000	Preferred D	Michael Henriksen	Rewards	Restricted	144
03.29.2023	New	350	Preferred D	Michael Henriksen	Rewards	Restricted	144
03.14.2023	Cancellation	100 000	Preferred C	FRANK J HARITON	Conversion of Pref C shares to common shares	Unrestricted
03.14.2023	New	10 000 000	Common	FRANK J HARITON	Conversion of Pref C shares to common shares	Restricted	144
24.05.2023	New	8 000 000	Common	David Stybr	Rewards for employe	Restricted	144
24.05.2023	New	2 000 000	Common	Bryon Jackson	Rewards for employe	Restricted	144
24.05.2023	New	3 082 500	Common	Justin Mathews	Conversion of Pref D shares to common shares	Restricted	144
24.05.2023	New	474 600	Common	Cedric Herlinda Jan Francois	Conversion of Pref D shares to common shares	Restricted	144
24.05.2023	New	7 000 000	Common	David Zich	Conversion of Pref D shares to common shares	Restricted	144
26.06.2023	New	5 000 000	Common	Mammoth Corporation	Conversion of Pref E shares to Common shares	Unrestricted
22.05.2023	New	2 801 120	Common	Mammoth Corporation	Conversion of Pref E shares to Common shares	Unrestricted
09.05.2023	New	4 000 000	Common	Kalimdor LLC	Conversion of the note	Unrestricted
31.05.2023	New	4 536 697	Common	Kalimdor LLC	Conversion of the note	Unrestricted
28.06.2023	New	10 000 000	Common	Zied Loukil	Payment for purchase of Novelti to Livento Europe a.s.	Restricted	144
05.04.2023	New	5 263	Preferred D	Muhammad A. Anwar	Purchase	Restricted	144
20.04.2023	New	79	Preferred D	Cedric Herlinda Jan Francois	Rewards for employe	Restricted	144
21.04.2023	New	6 578	Preferred D	Greg Weinberg	Purchase	Restricted	144
21.04.2023	New	4 882	Preferred D	Romano Capital LLC	Invoice payment	Restricted	144
27.04.2023	New	4 000	Preferred D	Oldrich Muller	Rewards	Restricted	144
27.04.2023	New	15 150	Preferred D	Michael Henriksen	Rewards for employe	Restricted	144
27.04.2023	New	825	Preferred D	Justin Mathews	Rewards for employe	Restricted	144
03.05.2023	New	49 775	Preferred D	BFLEX SINGLE MEMBER I.K.E.	Payment of the Convertible Loan to the counterparty	Restricted	144
12.05.2023	New	2 500	Preferred D	Robert Andrew Edwards	Purchase	Restricted	144

II-3

24.05.2023	New	30 000	Preferred D	Justin Mathews	Exercise of a warrant by an employee	Restricted	144
24.05.2023	New	3 000	Preferred D	Cedric Herlinda Jan Francois	Exercise of a warrant by an employee	Restricted	144
24.05.2023	New	70 000	Preferred D	David Zich	Exercise of a warrant by an employee	Restricted	144
25.05.2023	New	3 333	Preferred D	James Conerly	Purchase	Restricted	144
30.05.2023	New	3 000	Preferred D	Wesley J. Hamilton	Purchase	Restricted	144
31.05.2023	Cancellation	- 30 825	Preferred D	Justin Mathews	Conversion of Pref D shares to common shares	Restricted	144
31.05.2023	Cancellation	- 4 746	Preferred D	Cedric Herlinda Jan Francois	Conversion of Pref D shares to common shares	Restricted	144
31.05.2023	Cancellation	- 70 000	Preferred D	David Zich	Conversion of Pref D shares to common shares	Restricted	144
12.06.2023	New	1 900	Preferred D	Donovan Patterson	Purchase	Restricted	144
12.06.2023	New	200 000	Preferred D	West East Wind Ltd, Petr Horvath	???????????	Restricted	144
12.06.2023	New	150	Preferred D	Michael Henriksen	Rewards for employe	Restricted	144
27.06.2023	New	25 000	Preferred D	Tomáš Salajka	Rewards	Restricted	144
27.06.2023	New	5 973	Preferred D	Romano Capital LLC, Chris Pye	Invoice payment	Restricted	144
27.06.2023	New	2 802	Preferred D	Romano Capital LLC, Chris Pye	Invoice payment	Restricted	144
22.05.2023	New	6 000	Preferred E	Mammoth Corporation	Conversion of old note	Unrestricted
24.05.2023	New	- 6 000	Preferred E	Mammoth Corporation	Conversion of Pref E shares to Common shares	Unrestricted
23.05.2023	New	34 000	Preferred E	Mammoth Corporation	Conversion of old note	Unrestricted
26.06.2023	New	- 6 000	Preferred E	Mammoth Corporation	Conversion of Pref E shares to Common shares	Unrestricted
30.05.2023	New	10 000	Preferred F	Mammoth Corporation	Purchase	Restricted	144
27.06.2023	New	5 000	Preferred F	Mammoth Corporation	Purchase	Restricted	144
07.12.2023	New	20 000	Preferred D	Alexandre Labelle	Purchase	Restricted	144
07.12.2023	New	50 000	Preferred D	James Boone	Purchase	Restricted	144
07.12.2023	New	20 000	Preferred D	Taylor Mitchell Johnson	Purchase	Restricted	144
07.12.2023	New	20 000	Preferred D	Daniel Edwin Powell	Purchase	Restricted	144

II-4

07.12.2023	New	20 000	Preferred D	Brandon J Brunn	Purchase	Restricted	144
07.12.2023	New	5 000	Preferred D	Laval Luca-Perry	Purchase	Restricted	144
07.12.2023	New	12 500	Preferred D	Nicholas P Jones	Purchase	Restricted	144
07.12.2023	New	20 000	Preferred D	Veera Raghava Reddy Kothakota	Purchase	Restricted	144
07.25.2023	New	10 000	Preferred D	Anthony George Bollin	Purchase	Restricted	144
07.25.2023	Cancellation	- 47 000	Preferred D	West East Wind Ltd	Conversion of Pref D shares to common shares	Restricted	144
07.25.2023	New	4 700 000	Common	West East Wind Ltd	Conversion of Pref D shares to common shares	Restricted	144
07.25.2023	New	17 647	Preferred D	International Liquidity LLC	Rewards	Restricted	144
07.28.2023	Cancellation	- 94 250	Preferred D	West East Wind Ltd	Conversion of Pref D shares to common shares	Restricted	144
07.28.2023	New	9 425 000	Common	West East Wind Ltd	Conversion of Pref D shares to common shares	Restricted	144
08.02.2023	New	630 556	Common	Romano Capital LLC, Chris Pye	Invoice payment	Restricted	144
08.02.2023	New	- 3 000	Preferred E	Mammoth Corporation	Conversion of Pref E shares to Common shares	Restricted	144
08.02.2023	New	3 125 000	Common	Mammoth Corporation	Conversion of Pref E shares to common shares	Unrestricted
08.08.2023	New	186 111	Common	Michael Henriksen	Invoice payment	Restricted	144
08.10.2023	New	2 000 000	Common	Ashwin Hassija	Rewards for employe	Restricted	144
08.10.2023	New	4 000 000	Common	David Zich	Rewards for employe	Restricted	144
08.10.2023	New	2 000 000	Common	Justin Mathews	Rewards for employe	Restricted	144
08.10.2023	New	1 000 000	Common	Cedric Herlinda Jan Francois	Rewards for employe	Restricted	144
08.10.2023	New	4 000 000	Common	David Stybr	Rewards for employe	Restricted	144
08.10.2023	New	1 000 000	Common	Willem van der Meer	Rewards for employe	Restricted	144
08.10.2023	New	2 000 000	Common	FRANK J HARITON	Rewards for employe	Restricted	144
08.10.2023	New	1 000 000	Common	Hamon Francis Fytton	Rewards for employe	Restricted	144
08.10.2023	New	500 000	Common	Yobe Consulting LLC	Rewards for employe	Restricted	144
08.10.2023	New	500 000	Common	Kevin Springstead	Rewards for employe	Restricted	144
08.10.2023	New	2 000 000	Common	INNOVEXA LIMITED	Rewards for employe	Restricted	144
08.22.2023	New	7 500	Preferred D	Nicholas P Jones	Purchase	Restricted	144
09.05.2023	New	200 000	Preferred C	Greg Weinberg	Purchase	Restricted	144
09.11.2023	New	65 000	Preferred C	Greg Weinberg	Purchase	Restricted	144
09.11.2023	New	12 500	Preferred D	Laval Lucas-Perry	Purchase	Restricted	144

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09.11.2023	New	10 000	Preferred D	Wesley J. Hamilton	Purchase	Restricted	144
09.14.2023	New	100 000	Preferred C	Nicholas P Jones	Purchase	Restricted	144
09.18.2023	New	2 500 000	Preferred C	Michael Henriksen	Purchase	Restricted	144
09.19.2023	New	238 000	Common	Jeffrey J Coutley	Purchase	Restricted	144
09.19.2023	New	873 077	Common	Romano Capital LLC	Invoice payment	Restricted	144
9.29.2023	Cancellation	- 332 620	Preferred C	Milan Hoffman	Conversion of Pref C shares to common shares	Unrestricted
09.19.2023	New	33 262 000	Common	Milan Hoffman	Conversion of Pref C shares to common shares	Unrestricted
10.03.2023	New	50 000	Preferred D	Muhammad A. Anwar	Purchase	Restricted	144
10.11.2023	Cancellation	- 34 350	Preferred C	Milan Hoffman	Conversion of Pref C shares to common shares	Unrestricted
10.11.2023	New	3 435 000	Common	Milan Hoffman	Conversion of Pref C shares to common shares	Unrestricted
10.11.2023	New	20 000 000	Common	BFLEX SINGLE MEMBER IKE	Conversion of note	Restricted	144
10.11.2023	Cancellation	- 49 775	Preferred D	BFLEX SINGLE MEMBER IKE	Conversion of Pref D shares	Restricted	144
10.11.2023	New	4 977 500	Common	BFLEX SINGLE MEMBER IKE	Conversion of Pref D shares	Restricted	144
10.17.2023	New	16 129 032	Common	NexGenAI Holding Group, Inc.	invoice payment	Restricted	144
10.30.2023	New	50 000	Preferred D	James Boone	Purchase	Restricted	144
10.30.2023	New	810 714	Common	Romano Capital LLC	Invoice payment	Restricted	144
10.30.2023	New	391 590 193	Common	Loredo Investment Limited	APALO contract	Restricted	144
11.10.2023	New	27 500	Preferred D	Seth Rush	Purchase	Restricted	144
11.10.2023	New	45 454	Preferred D	Richard James Parker	Purchase	Restricted	144
11.10.2023	New	1 811 594	Common	914 Ventures LLC	Reward	Restricted	144
11.15.2023	New	20 000	Preferred D	Roman Kacin	Purchase	Restricted	144
11.21.2023	Cancellation	- 66 950	Preferred D	Michael Henriksen	Conversion of Pref D shares to common shares	Restricted	144
11.21.2023	New	6 695 000	Common	Michael Henriksen	Conversion of Pref D shares to common shares	Restricted	144
11.28.2023	New	50 000	Preferred D	Tom Miguel Claude Thomas	Purchase	Restricted	144
12.11.2023	New	100 000	Preferred D	Justin Mathews	Rewards	Restricted	144
12.11.2023	New	10 000	Preferred D	Aaron S Holder	Purchase	Restricted	144
12.15.2023	New	200 000	Preferred D	Aaron S Holder	Purchase	Restricted	144
12.19.2023	Cancellation	- 150	Preferred D	Michael Henriksen	Conversion of Pref D shares to common shares	Restricted	144
12.19.2023	New	15 000	Common	Michael Henriksen	Conversion of Pref D shares to common shares	Restricted	144

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ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits.

The following documents are filed as exhibits to this registration statement.

Exhibit No.	Description
1.1*	Equity and Warrant Purchase Agreement.
5.1	Legal opinion
23.1	Auditor’s consent
107*	Filing Fee Table

* Previously filed

ITEM 17. UNDERTAKINGS.

(a)	The undersigned registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

	(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

	(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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	(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

		(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
		(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
		(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
		(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes:

	(1)	That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
	(2)	That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

II-8

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Culver City, California, on April 8, 2024.

Livento Group, Inc.

By:	/s/ David Stybr
David Stybr
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities held on the dates indicated.

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints David Stybr his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David Stybr	Chief Executive Officer	April 8, 2024
David Stybr	(Principal Executive Officer) and Director

* By:	/s/ David Stybr
David Stybr
Attorney-in-Fact

II-9